Exhibit 10.37

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO RADIUS HEALTH, INC. IF PUBLICLY DISCLOSED

EXECUTION

ASSET PURCHASE AGREEMENT
by and among
RADIUS PHARMACEUTICALS, INC.,
BENUVIA THERAPEUTICS INC. and
FRESH CUT DEVELOPMENT, LLC,
DATED AS OF DECEMBER 30, 2020

TABLE OF CONTENTS

1

2

EXHIBITS
A    Form of Bill of Sale and Assignment and Assumption Agreement
B    Form of Patent Assignment
C    Form of Supply and Development Agreement
D    Form of Trademark Assignment

3

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of December 30, 2020, is made by and between Fresh Cut Development, LLC, a Delaware limited liability company (“Fresh Cut”), Benuvia Therapeutics Inc., a Delaware corporation (“Benuvia”; Fresh Cut and Benuvia are collectively referred to herein as the “Sellers” and individually as a “Seller”), and Radius Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”). Fresh Cut, Benuvia and Purchaser are collectively referred to herein as the “Parties” and each individually as a “Party.”
WHEREAS, Purchaser desires to purchase from the Sellers and obtain a license from the Sellers, and the Sellers desire to sell to Purchaser and to license to Purchaser, the Purchased Assets and the Background IP (each, as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I.

DEFINITIONS AND TERMS
Section i..Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“AAA” shall have the meaning set forth in Section 12.11(f).
“Addition of Indications” shall have the meaning set forth in Section 7.3(b).
“Annual Net Sales Thresholds” shall have the meaning set forth in Section 3.1(a).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” shall mean this Asset Purchase Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Allocation” shall have the meaning set forth in Section 2.9(b).
“Ancillary Agreements” shall mean the Supply and Development Agreement, the Bill of Sale, the Patent Assignment and the Trademark Assignment.
“Assignable Necessary Contracts” shall have the meaning set forth in Section 6.1.
“Assigned Patents” shall mean the Patents listed on Schedule 1.1(a).
“Assumed Contracts” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Background IP” shall mean the Background Know-How and Background Patents.
“Background Know-How” shall mean all Know-How Controlled by Seller or an Affiliate of Seller as of the Closing Date, other than Seller IP, that is used by Seller or any Affiliate in connection with, or that are otherwise necessary or useful for, the Exploitation of the Products in the Field.
“Background Patents” shall mean all Patents Controlled by Seller or an Affiliate as of the Closing Date, other than Seller IP, that but for the license granted to Purchaser in this Agreement would be infringed by the Exploitation of the Products in the Field.
“Bankruptcy Code” shall mean Chapter 11 of U.S.C., Title 11, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Basket Amount” shall have the meaning set forth in Section 11.7.
“Benuvia” shall have the meaning set forth in the preamble of this Agreement.
“Bill of Sale” shall mean the bill of sale and assignment and assumption agreement to be executed by the Parties on the Closing Date in the form attached hereto as Exhibit A.
“Blocking IP” shall have the meaning set forth in Section 3.4(b).
“Business Day” shall mean any day other than a Saturday, a Sunday or a United States Federal Holiday.
“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
“CBD” shall mean the compound with the chemical structure set forth in Schedule 1.1(b) as well as any salts, isomers (other than tetrahydrocannabinol), prodrugs, hydrates, solvates, metabolites, or derivatives thereof that, in the case of derivatives, have been reduced to practice by the Sellers or any of their Affiliates on or before the Closing Date.
“Claim Notice” shall have the meaning set forth in Section 11.4.
“Closing Date” shall mean the date of Closing.
“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” shall mean, with respect to Purchaser’s obligation under this Agreement to commence a Pivotal Clinical Trial, the level of efforts required to carry out such obligation in a manner consistent with the efforts a similarly situated biopharmaceutical company devotes to products of similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value, taking into consideration the market, the regulatory environment and market exclusivity.
“Confidential Information” shall mean any and all proprietary, confidential, or nonpublic information, including information that is written, electronic, graphic, oral, or visual, or derived from inspection of documents or other tangible property, that is exclusively related to the Purchased Assets and the Assumed Liabilities. For the avoidance of doubt, Confidential Information does not include Excluded Assets or Excluded Liabilities or information directly or indirectly related thereto.
“Confidentiality Agreement” shall mean the Confidential Disclosure Agreement, effective as of May 8, 2020, by and between Purchaser and Seller.
“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense or legally binding commitment or undertaking, including any and all amendments or other changes thereto.
“Control”, “Controls” or “Controlled by” shall mean, with respect to any IP Rights (including any Patent or Know-How), the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Person or its Affiliates to assign, transfer, to grant a covenant not to sue, to grant the right to sue, to grant access to or to grant a license or sublicense of such right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the Closing Date.
“Copyrights” shall mean all works of authorship (whether copyrightable or not) and all copyrights (whether registered or not), including works for hire, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof (including all unregistered copyrights).
“Cover” means, with respect to a Patent, a Product that, but for ownership of or rights granted to a Person under such Patent the act of making, using, importing, offering to sell or selling of such Product by such Person would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a Patent.
“Development” shall mean, together with all correlative meanings, pre-clinical and clinical drug development activities, conducted before or after obtaining Regulatory Approval, that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or to the appropriate body for obtaining, supporting or expanding pricing and reimbursement approval, including all activities related to preclinical testing, discovery, assay and test method development and validation, in vivo testing, biomarker development and validation, toxicology, stability, pharmacology, pharmacokinetic profiling, design and conduct of clinical trials or studies, process scale-up, formulation development, delivery system development quality assurance and quality control development, statistical analysis, regulatory affairs, statistical analysis, report writing, and Regulatory Materials creation, submission, and approvals (including the services of outside advisors and consultants in connection therewith and specifically excluding activities directed to obtaining pricing and reimbursement approvals).

“DEA” shall mean the United States Drug Enforcement Administration.
“Development Earnout Payments” shall have the meaning set forth in Section 3.1(b).
“Development Milestones” shall have the meaning set forth in Section 3.1(b).
“Encumbrance” shall mean, with respect to any Purchased Asset, any pledge, lien, license, charge, security interest, mortgage or similar encumbrance.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Existing API DMFs” shall mean the drug master files set forth on Schedule 1.1(c).
“Exploit” shall mean, together with all correlative meanings, any or all of the following: research, Development, design, test, modify, manufacture, service, make, use, sell, have made, used or sold, offer for sale, import, export, reproduce, promote, market and distribute, including commercial activities conducted in preparation for a product launch.
“FDA” shall mean the United States Food and Drug Administration and any successor agency.
“FD&C Act” shall mean the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 301 et seq.), and all regulations promulgated, and any Orders issued, thereunder by the FDA.
“Field” shall mean administration orally of a liquid formulation of CBD for therapeutic use in humans or animals.
“Fresh Cut” shall have the meaning set forth in the preamble of this Agreement.
“FTC” shall mean the United States Federal Trade Commission and any successor agency.
“Fundamental Representations” shall mean representations and warranties contained in Section 4.1 (Organization and Good Standing); Section 4.2 (Authority); Section 4.3 (No Conflict); Section 4.5 (Purchased Assets); Section 4.7 (Intellectual Property) subsection (a), the first sentence of subsection (b) and the third sentence of subsection (c); Section 4.10 (Brokers); Section 5.1 (Organization and Good Standing); Section 5.2 (Authority); and Section 5.6 (Brokers).
“Future Product DMFs” shall mean drug master files for Products that are submitted by Purchaser or its Affiliates to a Regulatory Authority following the Closing Date.
“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied.
“Generic Product” means, with respect to a Product, and on a Product-by-Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as such

Product by any Third Party that is not a licensee or sublicensee of Purchaser or its Affiliates and that did not purchase such product in a chain of distribution that included any of Purchaser or any of its Affiliates or its licensees or sublicensees of rights to a Product; and (b) either (i) is approved for use in such country by the applicable Regulatory Authority through a regulatory pathway by referencing clinical data first submitted for obtaining Regulatory Approval for such Product, including applications under 21 U.S.C. § 505(b)(2) and 505(j), or (ii) is approved for use in such country by the applicable Regulatory Authority through a regulatory pathway by showing bioequivalency or interchangeability with the Product or (iii) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Product), in each case, as is necessary to permit substitution of such product for the Product under applicable Laws in such country.
“Good Clinical Practices” shall mean the FDA’s requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312.
“Good Laboratory Practices” shall mean the FDA’s requirements for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.
“Good Manufacturing Practices” shall mean the current good manufacturing practices mandated by applicable Laws of any applicable Regulatory Authority as in effect at the time of manufacture, relating to the manufacturing, development, processing, holding, storing, testing, commercial distribution, packaging, repackaging, packing, labeling, relabeling, holding, importing, and exporting of products subject to Regulatory Laws, including the FDA’s implementing regulations contained in 21 C.F.R. Parts 210 and 211, or other comparable applicable Laws of any other Regulatory Authority.
“Governmental Entity” shall mean any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body or any court, administrative or other governmental or government-authorized authority or agency, domestic or foreign, including any Regulatory Authority.
“Hold Period” shall have the meaning set forth in Section 3.2.
“Indemnified Party” shall have the meaning set forth in Section 11.4.
“Indemnifying Party” shall have the meaning set forth in Section 11.4.
“Independent Accounting Firm” shall mean an independent accounting firm mutually agreed to by Purchaser and Seller that has no prior existing obligation to or fiduciary relationship with either Party.
“IND” shall mean (i) an Investigational New Drug Application, together with all amendments and supplements thereto, as defined in the FD&C Act, or (ii) a clinical trial application, clinical trial exemption, or similar equivalent application or submission to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
“IP Contracts” shall have the meaning set forth in Section 4.7(c).

“IP Rights” shall mean all rights in and to intellectual property rights anywhere in the world, including (i) Patents, (ii) Know-How, (iii) Copyrights, (iv) Trademarks, (v) all other proprietary rights, including any rights similar, corresponding or equivalent to any of the foregoing, (vi) all issuances, registrations and applications for any of the foregoing and (vii) all copies and tangible embodiments of the foregoing, if applicable (in whatever form or medium).
“Know-How” shall mean all confidential, non-public or proprietary information, in any tangible or intangible form whatsoever, including trade secrets, know-how, inventions, processes, procedures, data and results (including pre-clinical, clinical and animal), formulae, formulations, specifications, assays, designs, methods, techniques, and chemical and pharmaceutical compositions and materials and all documentation thereof (including related papers, invention disclosures, Regulatory Materials, drawings, flowcharts, diagrams, sketches, plans, diaries, notebooks, records (including batch records and laboratory records), compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.
“Knowledge of Seller” shall mean the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(d).
“Laws” shall mean, as applicable, any United States federal, state, provincial, or local, international or multinational or any foreign statute, law, standard, rule, regulation, resolution, promulgation, ordinance, code; any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity, or any license, franchise, permit or similar right granted by a Governmental Entity under any of the foregoing; or any provision similar to any of the foregoing having the force or effect of law or any other requirement or rule of law including Regulatory Laws.
“Liabilities” shall mean any and all debts, liabilities, costs, guarantees, assessments, expenses, claims, penalties, Losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Licensing Revenues” means amounts (including any licensing fees, license maintenance fees, milestone payments, royalties or the fair market value of any non-cash consideration other than, for the avoidance of doubt, the value of any cross-license, grant-back, covenants provided to or by Purchaser, its Affiliates or its Third Party licensees) received by or payable to Purchaser or its Affiliates from any Third Party in consideration for a license of Purchaser’s rights in, to or under the Seller IP, Background IP or Purchased Assets in connection with the Exploitation of Products outside of the United States, as determined in accordance with Section 3.3(b) with respect to (a) a grant of rights that applies to the United States and countries outside of the United States and (b) a grant of rights to Seller IP and/or Background IP as well as other IP Rights controlled by Purchaser that are related to the Products and to products other than the Products; provided that Licensing Revenues will not include amounts received by or payable to Purchaser, in a bona fide, arm’s length transaction, attributable or allocable (as determined in accordance with Section 3.3(b) with respect the following clauses (i) and (v)) to any of the following: (i) Exploitation of Products by any such Third Party in the United States, (ii) reimbursements of out-of-pocket patent prosecution costs actually incurred by Purchaser related to the Products being licensed; (iii) payment to Purchaser for research, development, manufacturing, commercialization, consulting, or other activities performed or services provided by Purchaser for the specific Products being licensed; (iv) payments for Product supplied by the licensee to such Third Party not in excess of fair market value; (v) payment for IP Rights controlled by Purchaser, other than Seller IP and Background IP, that are related to products other than the Products; and (vi) payments for the issuance of equity of Purchaser to the extent not in excess of the fair market value of such equity; provided, further, that no amounts shall be excluded from Licensing Revenues pursuant to the foregoing clauses (i)-(vi) if such transaction or arrangement is entered into for the purpose of reducing the amount of Licensing Revenues in contravention of this Agreement.
“Licensee” shall mean, as applicable, (i) with respect to the Seller Unblocking License, Purchaser, and (ii) with respect to the Purchaser Unblocking License, the Sellers.
“Licensor” shall mean, as applicable, (i) with respect to the Seller Unblocking License, the Sellers, and (ii) with respect to the Purchaser Unblocking License, Purchaser.
“Litigation” shall have the meaning set forth in Section 4.9(c).
“Losses” shall have the meaning set forth in Section 11.2.
“Managed Patents” shall have the meaning set forth in Section 8.1.
“Mandatory Mediation” shall have the meaning set forth in Section 12.11(f).
“Material Adverse Effect” shall mean any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, circumstances or developments, (a) is materially adverse to, taken as a whole, (i) the Purchased Assets, (ii) the Assumed Liabilities or (iii) Sellers’ financial condition, operations or properties, or (b) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that any event, change, effect, occurrence, circumstance or development will not be deemed to constitute a Material Adverse Effect and will be disregarded when determining whether a Material Adverse Effect has occurred, to the extent resulting, directly or indirectly, from (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Seller operates, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters, pandemics, epidemics, or other force majeure events, (v) any changes in applicable Laws, (vi) compliance by Seller or any of its Affiliates with this Agreement, compliance by Seller or any of its Affiliates with a request by Purchaser that Seller or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request or actions taken by Seller or any of its Affiliates with the consent of Purchaser, or (vii) the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, that any effect arising out of or resulting from any change or event referred to in clause (i) through clause (iv) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the Sellers relative to other companies in the Sellers’ industry.
“NDA” shall mean a new drug application that is submitted to the FDA for marketing approval, pursuant to 21 C.F.R. § 314.3.

“Net Sales” shall mean, with respect to a Product, the aggregate gross revenues of such Product, calculated in United States Dollars, invoiced by or on behalf of Purchaser or any of its Affiliates or licensees or sublicensees, on account of sales of such Product by such Person to Third Parties anywhere in the world, with respect to sales by or on behalf of Purchasers or any of its Affiliates and solely in the United States, with respect to sales by or on behalf of Third Party licensees or sublicensees of Purchaser or its Affiliates, less the following relating to such sales:
(a)    bona fide trade and/or quantity discounts or allowances actually allowed and taken that are not already reflected in the amount invoiced;
(b)    sales, value added or other excise taxes and import duties to the extent invoiced to the customers and to the extent such taxes are remitted to the applicable taxing authority;

(c)    amounts repaid or credited by reason of bona fide purchase chargebacks, product returns or rebates, or other pricing adjustments;

(d)    charges for freight, insurance, handling and transportation, to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(e)    reasonable estimates for allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Product or for doubtful accounts; and

(f)    other similar or customary deductions or reserves taken in the ordinary course of business or established in accordance with GAAP.

Net Sales shall not be imputed to transfers of any Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose or as a sample.
In the case of any sale or transfer of a Product between or among a Person and its Affiliates for subsequent resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party. In the case of any sale or transfer of a Product in any particular country for value to a Third Party other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of such product or other device, as applicable, are sold in an arm’s length transaction in such particular country for cash.
In the event that any Product is sold by a Person or its Affiliates in combination with another product, the Net Sales attributable to the sale of such Product in such combination shall be reduced to an amount obtained by multiplying the Net Sales of such combination product by a percentage determined by dividing (x) the selling Person’s regional (or, if practical, country) average net selling price of such Product by (y) the sum of such selling Person’s regional (or, if practical, country) average net selling price of each component of such combined product. If the components of such combination are not separately sold in the relevant region or country, Net Sales of a Product in such circumstance shall be determined through an alternative allocation method proposed by Purchaser that is reasonably satisfactory to Seller.

In the event that any sales of Products are made in any currency other than U.S. Dollars, such sales shall be converted to U.S. Dollars using the same exchange rates and methodologies utilized by Purchaser in preparing its consolidated financial statements.
“Net Sales Earnout Payments” shall have the meaning set forth in Section 3.1(a).
“Non-Assignable Necessary Contracts” shall have the meaning set forth in Section 7.1.
“Non-Assigned Assets” shall have the meaning set forth in Section 2.8(b).
“Non-Compete Field” shall have the meaning set forth in Section 7.3(a).
“OFAC” shall have the meaning set forth in Section 4.9(l).
“Order” shall mean any Governmental Entity’s charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative.
“Party” shall have the meaning set forth in the preamble of this Agreement.
“Patent Assignment” shall mean a Patent assignment, substantially in the form of Exhibit B attached hereto, for all of the Assigned Patents.
“Patent Dispute” shall have the meaning set forth in Section 8.2.
“Patent Management Committee” shall have the meaning set forth in Section 8.1.
“Patents” shall mean (a) all issued United States and foreign patents and utility models, all pending patent applications, and all reissues, term restorations, supplemental protection certificates, re-examinations, revisions, renewals, extensions, provisionals, continuations, divisionals, and continuations-in-part thereof, (b) any patent rights claiming priority directly or indirectly to any of the foregoing and (c) equivalent or similar rights anywhere in the world or under any multinational organization or authority in inventions and discoveries.
“Permitted Encumbrance” shall mean any (i) mechanics’, carriers’, warehousemens’, workmens’ and other similar Encumbrance arising in the ordinary course of business and not yet due and payable; (ii) Encumbrance for Taxes, assessment and other governmental charge not yet due and payable; (iii) Encumbrance arising by operation of law on an insurance policy and proceeds thereof to secure premiums thereunder and that are not delinquent.
“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.
“Pivotal Clinical Trial” shall mean, with respect to a Product, a clinical trial in humans performed with the intent to gain evidence with statistical significance of the efficacy of such Product in a target population, and to obtain expanded evidence of safety for such Product that is needed to evaluate the overall benefit-risk relationship of such Product, to form a basis for filing a marketing approval application and obtaining Regulatory Approval from a Regulatory Authority for such Product and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.
“Product Registrations” shall mean all authorizations, approvals, registrations, clearances, consents, qualifications, certifications, licenses, permits, franchises, variances, exemptions, orders and other rights from the FDA and other Regulatory Authorities that are necessary for the research, Development, clinical testing, investigational use, marketing approval, commercialization, manufacturing, packaging, labeling, storage, shipping, transport, distribution, advertising marketing, promotion, offer for sale, use, import, export and sale of a Product.
“Products” shall mean any and all formulations of CBD in the Field.
“Purchase Price” shall have the meaning set forth in Section 2.6.
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 11.2.
“Purchased Inventory” shall mean the inventory of work in progress, intermediates and finished goods of the Product formulated for use in the Field (including any precursor or packaging), and any and all rights to market and sell such inventory.
“Purchaser” shall have the meaning set forth in the preamble of this Agreement.
“Purchaser Unblocking License” shall have the meaning set forth in Section 8.3(b).
“PWS” shall have the meaning set forth in Section 7.3(a).
“Regulatory Approval” shall mean, with respect to a country, region, or regulatory jurisdiction, all approvals, licenses, registrations, or authorizations from the relevant Regulatory Authority necessary for the manufacture, marketing, importation, distribution, and sale of a product for one or more indications in such a country, region, or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but not including any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs.
“Regulatory Authority” shall mean the FDA, the DEA, the FTC, the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, the European Medicines Agency, or any other federal, state, local or foreign Governmental Entity that is concerned with or regulates the Development, testing, packaging, labeling, storage, sale, quality, safety, efficacy, reliability or manufacturing of pharmaceuticals, federal or state health care programs, or the provision of health care or similar services or grants or authorizes Regulatory Approvals or permits (including any required pricing or reimbursement approvals) for the Development, manufacture or commercialization of any pharmaceutical product (including any Product).
“Regulatory Laws” shall mean the following Laws: (i) the FD&C Act, (ii) the Federal Controlled Substances Act of 1970, and all regulations of the DEA promulgated thereunder, (iii) the federal False Claims Act (42 U.S.C. § 1320a-7b(a)), as amended, (iv) the Physician Payments Sunshine Act, (v) the Patient Protection and Affordable Care Act, (vi) the federal Medicare and Medicaid statutes, (vii) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, (viii) the federal Physician Self-Referral (Stark)

Law, 42 U.S.C. § 1395nn, (ix) the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (x) the Federal Trade Commission Act, (xi) any other Laws governing research, Development, clinical testing, investigational use, marketing approval, manufacturing, packaging, labeling, storage, shipping, transport, distribution, advertising, marketing, promotion, offer for sale, sale, use, import or export of pharmaceuticals and other products regulated by the FDA or other Regulatory Authority, and (xii) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction.
“Regulatory Materials” shall mean copies of the Product Registrations, Existing API DMFs, reference studies and any applications (including applications for designation as “Orphan Product(s)” under the Orphan Drug Act, applications for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or applications for a Special Protocol Assessment under Section 506(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355 (b)(4)(B)) therefor, including currently pending, previously denied or previously withdrawn applications, together with copies of related correspondence between Seller and the applicable Regulatory Authority, and any other existing files and dossiers directly relating to the Product Registrations, and the underlying data or information used to support, maintain or obtain Product Registrations.
“Representatives” shall mean, with respect to a Party, such Party’s Affiliates and their respective members, principals, officers, directors, shareholders, trustees, employees, agents, consultants and advisors.
“Restricted Period” shall mean, with respect to any therapeutic indication in the Non-Compete Field, the period commencing on the Closing Date and ending on the tenth anniversary of the Closing Date; provided, however, that if, with respect to any therapeutic indication in the Non-Compete Field for which Purchaser is Exploiting a Product designated as an “orphan drug” under the Orphan Drug Act and for which Purchaser receives, during such ten-year period, orphan drug exclusive approval from the FDA, the Restricted Period with respect to such therapeutic indication shall end upon the later of (i) the tenth anniversary of the Closing Date and (ii) expiration of the period of exclusive marketing under the Orphan Drug Act with respect to such Product.
“Right of Reference” shall mean the “right of reference or use” defined in 21 CFR 314.3(b), or its equivalents outside the United States, and shall in any event include the right to allow the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials and Regulatory Approvals (and any data contained or referenced therein).
“Royalties” shall have the meaning set forth in Section 3.4(a).
“Royalty Rates” shall have the meaning set forth in Section 3.4(a).
“Royalty Statement” shall have the meaning set forth in Section 3.5.
“Royalty Term” shall mean, on a country-by-country and Product-by-Product basis, the period commencing upon the first commercial sale of a Product in a country and ending upon the earlier to occur of (a) the expiration of (i) the last Valid Claim of a Patent included in the Seller IP or the Background IP that Covers such Product in such country or (ii) if applicable, the period of exclusive marketing under the Orphan Drug Act with respect to any Product designated as an “orphan drug” under the Orphan Drug Act, whichever is later, or (b) fifteen (15) years after the first commercial sale of such Product in such country.
“Scheduled IP” shall have the meaning set forth in Section 4.7(a).

“Seller Disclosure Schedules” shall have the meaning set forth in Section 1.2(f).
“Seller Indemnified Party” shall have the meaning set forth in Section 11.3.
“Seller IP” shall mean all IP Rights, whether registered or unregistered, granted or not, which are both (a) owned by Seller or an Affiliate and (b) either used exclusively or held exclusively for use by Seller or an Affiliate in connection with the Exploitation of Products in the Field, with respect to (a)-(b), together with all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of such IP Rights. “Seller IP” expressly includes the IP Rights set forth on Schedule 2.1(a).
“Seller” and “Sellers” shall have the meaning set forth in the preamble of this Agreement.
“Seller Unblocking License” shall have the meaning set forth in Section 8.3(a).
“Selling Affiliate” shall have the meaning set forth in Section 4.1.
“Successful Completion of a Pivotal Clinical Trial” shall mean that, for such Pivotal Clinical Trial, all primary endpoints set forth in the protocol for such Pivotal Clinical Trial are met with statistical significance.
“Supply and Development Agreement” shall mean the supply and development agreement, to be entered into by Seller and Purchaser as of the Closing Date in the form attached hereto as Exhibit C.
“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any attachment or schedule thereto and including any amendments thereof.
“Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, real property and personal property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, net worth, capital gains, transfer, documentary, stamp, social security, environmental, occupation, and franchise, gross receipts, premium, escheat or unclaimed property obligation, ad valorem, alternative or add-on minimum, custom duty, and estimated taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes or payable with respect to taxes as successor or transferee.
“Taxing Authority” shall mean any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
“Third Party” shall mean any Person other than Purchaser or Seller or their respective Affiliates.
“Third-Party Claim” shall have the meaning set forth in Section 11.4.
“Trademark Assignment” shall mean a Trademark assignment, substantially in the form of Exhibit D attached hereto, for all of the Trademarks included in the Seller IP.

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names and all other indicia of source or origin, including all goodwill associated with or embodied by any of the foregoing throughout the world.
“Transfer Taxes” shall mean any federal, state, county, local, foreign or other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar tax, fee or charge imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
“Unblocking License” means the Seller Unblocking License or the Purchaser Unblocking License, as applicable.
“United States” or “U.S.” shall mean the United States of America and its territories, commonwealths and possessions.
“Valid Claim” shall mean a claim of any pending Patent application or any issued, unexpired United States or granted foreign Patent (a) that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken (b) that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, (c) that is being actively prosecuted, or (d) that has not been determined to be unallowable by the applicable Governmental Entity from which no appeal is or can be taken.

Section 1.2.    Other Definitional Provisions.

(a)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)    The terms “Dollars” and “$” shall mean lawful currency of the United States.

(d)    The words “include,” “includes” and “including” and words of similar import will be by way of example rather than by limitation.

(e)    Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(f)    When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated. All references herein to a Schedule or Schedules, shall be to Sellers’ disclosure schedules delivered by Seller contemporaneously with the execution and delivery of this Agreement (the “Seller Disclosure Schedules”).

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1.    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers and their Affiliates shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers and their Affiliates, all of the Sellers’ and their Affiliates’ right, title and interest in, to and under, in each case free and clear of all Encumbrances other than Permitted Encumbrances, (i) the Assigned Patents (including the right to enforce such patents for activities that occurred prior to the Closing) and (ii) all assets owned by the Sellers and their Affiliates, and all Contracts to which any Seller or its Affiliates are a party, in each case that are exclusively related to research, Development, manufacture or commercialization of Products in the Field ((i) and (ii) collectively, the “Purchased Assets”), including:

(a)    the Seller IP;

(b)    all raw and summarized data, including clinical data, pre-clinical data, animal data, batch records, laboratory records and all other data and information, to the extent exclusively related to research, Development, manufacture or commercialization of Products in the Field;

(c)    all Regulatory Materials, including regulatory filings, approvals, documentation, correspondence, INDs, NDAs (including NDAs pursuant to Section 505(b)(2) of the FD&C Act), orphan drug designations and other materials and all other permits, to the extent exclusively related to research, Development, manufacture or commercialization of Products in the Field;

(d)    all Contracts that are primarily related to the Products, including clinical trial agreements, in-licenses, out-licenses, inventor assignments, confidentiality agreements and consulting agreements, including those listed on Schedule 2.1(d) (the “Assumed Contracts”); and

(e)    the Purchased Inventory.

Section 2.2.    Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any assets, property, rights and interests of the Sellers or any of their Affiliates other than the Purchased Assets, including, for the avoidance of doubt, (a) those assets that relate generally to the manufacturing business of the Sellers or any of their Affiliates and not specifically to the Products in the Field, (b) Know-How that is primarily related to the manufacture of CBD and (c) Know-How that relates or pertains to any composition of matter that is not a Product (such assets collectively, the “Excluded Assets”).

Section 2.3    Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser shall, effective as of the Closing, assume, satisfy and thereafter discharge all Liabilities of the Sellers arising after the Closing under the Assumed Contracts, other than any Liability in respect of (a) any breach of an Assumed Contract prior to the Closing or (b) any indemnification obligation to the extent arising out of any act or omission by any Seller in connection with the ownership or Exploitation by such Seller of the Purchased Assets prior to the Closing (collectively, the “Assumed Liabilities”).

Section 2.4    Excluded Liabilities. Seller acknowledges and agrees that Purchaser will not assume any Liability of either Seller or any of its Affiliates other than the Assumed Liabilities (such Liabilities collectively, the “Excluded Liabilities”).

Section 2.5    Product API DMFs. All Existing API DMFs shall be retained by the Seller, and Rights of Reference with respect to such Existing API DMFs shall be granted to Purchaser pursuant to Section 8.5(a). All Future Product DMFs that are filed and maintained by Purchaser and that are related to the Products shall be owned by Purchaser, and Rights of Reference with respect to such Future Product DMFs shall be granted to the Sellers pursuant to Section 8.5(b), provided that such Future Product DMFs are (i) used only outside the Field and (ii) subject to the non-competition obligations set forth in Section 7.3. Purchaser’s Rights of Reference under all such Existing API DMFs shall attach to and run with such Existing API DMFs as covenants and shall be obligations of and binding upon any successors, heirs, purchasers, and assigns of Seller whether by law, equity, contract, or bankruptcy.

Section 2.6    Purchase Price. As consideration for the conveyance of the Purchased Assets the grant of licenses pursuant to this Agreement and subject to the terms and conditions set forth in this Agreement, Purchaser shall (i) on the Closing Date deliver to the Sellers, in immediately available funds by wire transfer and in accordance with written instructions given by Sellers to Purchaser reasonably in advance of the Closing, an amount equal to $12,500,000 (the “Purchase Price”), (ii) make the payments described in ARTICLE III, if, as and when due and payable thereunder, and (iii) assume the Assumed Liabilities.

Section 2.7    Closing.

(a)    The Closing shall take place remotely by the electronic exchange of documents on the second Business Day following the satisfaction of the conditions set forth in ARTICLE IX that may be satisfied prior to Closing, or at such other place and on such other date as Purchaser and the Sellers may agree in writing, in each case, subject to the satisfaction of the conditions set forth in ARTICLE IX. Except as otherwise provided in ARTICLE X, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party to this Agreement of any obligation under this Agreement.

(b)    At the Closing, each of Purchaser and the Sellers shall, as applicable, execute and deliver to each other the Ancillary Agreements, along with such other instruments, certificates, and affidavits of title as Purchaser may reasonably request or as may be otherwise necessary to evidence the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser and the other transactions contemplated by this Agreement and the Ancillary Agreements and to carry out the obligations of the Parties hereunder and thereunder.

Section 2.8    Purchased Assets Not Transferred at Closing.

(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that is not assignable or transferable without the consent of any Person, other than the Sellers, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE IX, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. The Sellers shall use their respective commercially reasonable efforts to obtain, and Purchaser shall cooperate with the Sellers in connection therewith, all necessary consents to the assignment and transfer thereof; provided, however, that neither of the Sellers shall be required to pay any consideration therefor.

(b)    With respect to any Purchased Asset that is not transferred, licensed or assigned to Purchaser at the Closing by reason of Section 2.8(a) (the “Non-Assigned Assets”), after the Closing and until any requisite consent is obtained and the foregoing is transferred and assigned to Purchaser, Seller shall, and shall cause its Affiliates to, at Purchaser’s expense, to the extent practicable, provide to Purchaser the benefits thereof and shall enforce, at the request of and for the account of Purchaser, any rights of the Sellers arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the request of Purchaser. To the extent that Purchaser is provided with benefits of any Non-Assigned Asset, Purchaser shall perform, at the direction of the Sellers, the obligations of the Sellers thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset, such Assumed Liability shall be deemed to be an Excluded Liability until such Non-Assigned Asset is transferred and assigned to Purchaser, at which point such Excluded Liability shall automatically become an Assumed Liability and, except as otherwise provided in Section 2.3, Purchaser shall be solely responsible for all Liabilities of the Sellers arising after the Closing under such Non-Assigned Asset to the extent Purchaser receives the benefits of such Non-Assigned Asset.

Section 2.9    Tax Matters.

(a)    Any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne [*]% by Purchaser and [*]% by the Sellers. Purchaser and the Sellers shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Transfer Tax laws. All property Taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and the Sellers as of the Closing Date.

(b)    The conveyance of the Purchased Assets pursuant to this Agreement is intended by the Parties to constitute a sale of the Purchased Assets by the Sellers for federal and state income tax purposes and all payments to be made by Purchaser hereunder, regardless of whether such payments are fixed or contingent on the use or productivity of the Purchased Assets and regardless of whether such payments are denominated as “royalties”, including without limitation any payments pursuant to Section 3.1, through Section 3.4 of the Agreement, are intended by the Parties to be treated for federal income tax purposes as payments in consideration for the sale by the Sellers of the Purchased Assets. The Parties agree to report the conveyance of the Purchased Assets and all payments made under this Agreement for federal and state income tax purposes in a manner consistent with the foregoing intent and no Party shall take any position on any income tax filing that is inconsistent with the foregoing.

(c)    Within [*] days after the Closing Date, Purchaser shall prepare and deliver to the Sellers a statement allocating the purchase price and Assumed Liabilities in accordance with the principles of Section 1060 of the Code (as finally determined pursuant to this Section 2.9(b), the “Allocation”). The Sellers shall have the right to review and comment on the allocation provided by Purchaser, and the Parties shall work together in good faith to agree upon the Allocation. If the Parties are unable to reach agreement regarding the Allocation, all unresolved items will be referred to the Independent Accounting Firm for resolution, the costs of which will be borne equally by Purchaser, on the one hand, and the Sellers, on the other. The Parties each agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date) and (iii) take no position inconsistent with the Allocation for all Tax purposes, provided that this shall not limit a Party’s ability to settle audits or other proceedings. In the event that any Taxing Authority disputes the Allocation, the Sellers or Purchaser, as the case may be, shall promptly notify the other Party in writing of the nature of such dispute.

(d)    Each Party shall cooperate, to the extent reasonably requested by any other Party, in connection with any Tax matters relating to the Purchased Assets (including by the provision of reasonably relevant records or information). Notwithstanding the foregoing, no Party shall have an obligation to provide any copies of its consolidated, combined or unitary Tax Returns to the other Party.

(e)    The Sellers shall cause all Tax sharing or allocation agreements or arrangements and all powers of attorney with respect to the Purchased Assets to be terminated as of the Closing such that, after the Closing, Purchaser will not be bound thereby or have any liability thereunder.

(f)    Where required by applicable Laws, Purchaser shall have the right to withhold applicable Taxes from any payments to be made by Purchaser to the Sellers pursuant to this Agreement; provided that, to the extent allowed by applicable Laws, prior to such withholding, Purchaser shall give written notice of its intention to withhold and allow the Sellers sufficient time to furnish any documentation or forms to the applicable Governmental Entity to minimize or eliminate such withholding. Where applicable, Purchaser shall provide the Sellers with receipts from the appropriate taxing authority for all payments of Taxes withheld and paid by Purchaser to such authorities on behalf of the Sellers. To the extent that any such amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

Section 2.10    Wrong Pockets. In the event that, after the Closing, it is discovered that (a) Purchaser or its Affiliate is the owner of, receives or otherwise comes to possess any Excluded Asset or (b) the Sellers or any of their Affiliates is the owner of, receives or otherwise comes to possess any Purchased Asset, such Party shall, or shall cause its Affiliates to, use commercially reasonable best efforts to convey such asset, at no cost, to the Party so entitled thereto in accordance with this Agreement, and the entitled Party shall accept such asset.

ARTICLE III.

EARNOUTS, ROYALTIES AND OTHER FINANCIAL OBLIGATIONS

Section 3.1.    Earnout Payments.

(a)    Annual Net Sales Earnout Payments. Upon the attainment of certain annual Net Sales thresholds by Purchaser, its Affiliates or its licensees or sublicensees in a given Calendar Year (the “Annual Net Sales Thresholds”), Purchaser shall make certain earnout payments to Fresh Cut or its designee (the “Net Sales Earnout Payments”). Such Annual Net Sales Thresholds and the corresponding Net Sales Earnout Payments are set forth in Table 1 below:

TABLE 1
#	Calendar Year Net Sales Threshold	Net Sales Earnout Payment
(1)	$[*]	$[*]
(2)	$[*]	$[*]
(3)	$[*]	$[*]

Each of the Net Sales Earnout Payments set forth above in Table 1 is payable only once. Purchaser shall provide Fresh Cut or its designee with written notice of the achievement of any Annual Net Sales Threshold on or prior to April 30 of the Calendar Year following the Calendar Year during which the applicable Annual Net Sales Threshold was met and shall make the applicable payment within [*] days thereafter. Each Net Sales Earnout Payment shall be made by wire transfer of immediately available funds into an account designated by Fresh Cut or its designee reasonably in advance of the due date of the payment.

(b)    Development Earnout Payments. Upon the attainment of certain milestones by Purchaser, its Affiliates or its licensees or sublicensees (the “Development Milestones”), Purchaser shall make certain earnout payments to Fresh Cut or its designee (the “Development Earnout Payments”). Such Development Milestones and the corresponding Development Earnout Payments are set forth in Table 2 below.

	TABLE 2
#	Development Milestone	Development Earnout Payment
(1)	[*]	$5,000,000
(2)	[*]	$10,000,000

Each of the Development Earnout Payments set forth above in Table 2 is payable only once with respect to each of the first four indications for which a Product is developed and will be paid within 45 days of the achievement of the applicable Development Milestone. Notwithstanding the foregoing, for the first indication for which a Product is developed, in lieu of the payment described in Item 1 of Table 2 above, Purchaser shall pay $[*] following [*] and $[*] upon [*], subject to the same procedural requirements with respect to payment as set forth in the preceding sentence. The maximum aggregate amount payable by Purchaser in respect of the Development Milestones shall be $60,000,000.
Section 3.2.    Commitment Royalty. Purchaser shall use Commercially Reasonable Efforts to commence a Pivotal Clinical Trial within [*] months following Closing. Unless commencement of a Pivotal Clinical Trial is prohibited or delayed by the FDA (for example, through the imposition of a clinical hold or a requirement to conduct unanticipated additional non-clinical studies) notwithstanding Purchaser’s Commercially Reasonable Efforts (the term of any such prohibition, the “Hold Period”), if the first patient in a Pivotal Clinical Trial for a Product for any indication is not dosed within [*] months following Closing, then, commencing in the [*] month following Closing, Purchaser shall pay to Fresh Cut or its designee a commitment royalty of $[*] per month until the first patient in such Pivotal Clinical Trial is dosed, with each such payment due and payable on the last day of the month (commencing on the last day of the [*] month following Closing). Notwithstanding the foregoing, (a) the [*]-month time period described in the first sentence of this Section 3.2 shall be extended by the length of time that Purchaser’s development of a Product is delayed as a result of any Failure to Supply (as defined in the Supply and Development Agreement) or any Hold Period and (b) Purchaser’s obligation to make any payments pursuant to this Section 3.2 shall terminate in the event (i) of a Major Failure to Supply (as defined in the Supply and Development Agreement) if, as of the occurrence of such Major Failure to Supply, there has not been a Technology Transfer (as defined in the Supply and Development Agreement) that has enabled the supply of Products to Purchaser (or its Affiliates, licensees or sublicensees) by a third party contractor as a second supplier of Products, or (ii) that Purchaser determines to cease development of all Products due to safety or efficacy issues, as determined by Purchaser in good faith in its sole discretion.

Section 3.3    Licensing Revenue.

(a)    During the Royalty Term, Purchaser will pay to Fresh Cut or its designee [*]% of all Licensing Revenue (or the allocable portion of Licensing Revenue determined in accordance with Section 3.3(b)) actually received by Purchaser or its Affiliates. Such amounts shall be paid on a Calendar Quarterly basis concurrent with the payment of the Royalties.

(b)    To the extent any amounts of Licensing Revenues are received by or payable to Purchaser or any of its Affiliates from any Third Party in consideration for a license of Purchaser’s rights in, to or under the Seller IP, Background IP or Purchased Assets in connection with (i) the Exploitation of Products outside of the United States in connection with a grant of rights that applies to the United States and countries outside of the United States or (ii) a grant of rights to Seller IP, Background IP or Purchased Assets as well as other IP Rights controlled by Purchaser that are related to the Products and to products other than the Products, then with respect to the foregoing clause (i), such amounts shall be reasonably allocated by agreement of the Parties such that Licensing Revenues does not include the portion attributable to the Exploitation of Products in the United States, and with respect to the foregoing clause (ii), such amounts shall be reasonably allocated by agreement of the Parties such that Licensing Revenues does not include the portion attributable to such other IP Rights controlled by Purchaser that are related to the Products and to products other than the Products. If the Parties do not agree on the allocation of Licensing Revenue in a particular case, then, upon written notice by either Party to the other, such dispute may be submitted for resolution pursuant, mutatis mutandis, to Section 3.7. Neither Party shall be deemed in breach of this Agreement by reason of a failure to agree on such allocation (or with respect to Purchaser, to pay any portion of the disputed allocation); provided that, in the case of Purchaser, it has paid the undisputed portion of such allocation and, following resolution pursuant, mutatis mutandis, to Section 3.7 promptly pays any amount determined to be due thereunder.

Section 3.4    Royalties.

(a)    Royalty Payments. During the Royalty Term, and pursuant to Section 3.5, Purchaser will pay to Fresh Cut or its designee, on a Product-by-Product basis, royalties (the “Royalties”) on worldwide Net Sales of Products during the Royalty Term (as determined on a country-by-country and Product-by-Product basis) at the rates (“Royalty Rates”) set forth in Table 3 below:

TABLE 3
Annual Net Sales of Products in a Country	Rate
Portion of Net Sales of such Product that is less than or equal to $[*]	[*]%
Portion of Net Sales of such Product that is greater than $[*] and less than or equal to $[*]	[*]%
Portion of Net Sales of such Product that is greater than $[*]	[*]%

For the avoidance of doubt, with respect to sales of Products by any Person other than Purchaser or its Affiliates, Royalties will be due only on Net Sales of Products by such Person in the United States.
(b)    Reductions.

(i)    In the event that Purchaser identifies any IP Right owned or controlled by a Third Party that absent a license or agreement with such Third Party, (I) would be infringed by Exploiting a Product in the Field in a territory or (II) that it is otherwise necessary for Purchaser to obtain a license to such IP Right in order to Exploit the Products in such territory ((I) and (II) together (“Blocking IP”), Purchaser may enter into an agreement with a Third Party to acquire or obtain such Blocking IP outright or acquire or obtain a license, covenant not to sue or other similar right to such Blocking IP. If Purchaser enters into such agreement, Purchaser will be entitled to deduct from any Royalties due to Purchaser hereunder with respect to Net Sales in such territory, [*]% of royalties or any other amounts paid to such Third Party in respect of such agreement.

(ii)    If, with respect to any Product in any territory, a Generic Product is available in such territory and gross amounts invoiced or otherwise billed by Purchaser or its Affiliates with respect to sales of such Product to Third Parties in such territory (“Gross Sales”) decrease by [*]% or more during any Calendar Year following the first sale of any such Generic Product in such territory, as compared to

Gross Sales with respect to such Product in such territory during the last full Calendar Year immediately preceding the first sale of any such Generic Product in such territory, then Net Sales in such territory shall be reduced by [*]% for purposes of determining Royalties hereunder.

(iii)    On a Product-by-Product and territory-by-territory basis, if, during the Royalty Term with respect to such Product in such territory, there is no Valid Claim of a Patent that is included in the Seller IP or the Background IP that Covers such Product in such territory and, with respect to the Exploitation of such Product in the United States, such Product either is not designated as an “orphan drug” under the Orphan Drug Act or the period of exclusive marketing under the Orphan Drug Act has expired, then Net Sales related to such Product in such territory shall be reduced by [*]% for purposes of determining Royalties hereunder.

(iv)    Notwithstanding the foregoing, in no event shall the aggregate amount of Royalties payable to Fresh Cut hereunder be reduced by more than [*]%, on a Product-by-Product and territory-by-territory basis, in any Calendar Quarter as a result of the adjustments described in Section 3.4(b)(i), Section 3.4(b)(ii) and Section 3.4(b)(iii); provided, further, that any deductions in excess of [*]% may be carried forward to reduce subsequent Royalties payable hereunder until all such amounts are fully deducted.

(c)    Acknowledgement. The Parties acknowledge that payments under this ARTICLE III are made in consideration of the sale and delivery of the Purchased Assets (including the Seller IP and other assets) and the license granted hereunder with respect to Background Patents and Background Know-How.

Section 3.5.    Payment. On or prior to the [*]th day following the end of each Calendar Quarter during the Royalty Term, Purchaser shall deliver to Fresh Cut a written report detailing the Royalties earned by Fresh Cut during the preceding Calendar Quarter and Licensing Revenue received by Purchaser during such Calendar Quarter. Such report will include, on a Product-by-Product and country-by-country basis, (a) the aggregate gross sales of each Product during such Calendar Quarter, (b) Net Sales of each Product during such Calendar Quarter, (c) deductions taken from gross sales (by category as set forth in the definition of Net Sales) to arrive at the Net Sales calculation, provided that, in the case of Net Sales by a licensee of Purchaser, that such information is provided to Purchaser by any such third party licensee, (d) the Royalty Rates applied, (e) the amount of Royalties payable with respect to such Net Sales and (f) the amount of Licensing Revenue received by Purchaser during such Calendar Quarter (each, a “Royalty Statement”). Each such report shall be accompanied by payment of the aggregate amount due to Fresh Cut pursuant to Section 3.3 and Section 3.4 in United States Dollars by wire transfer to an account designated in writing by Fresh Cut to Purchaser reasonably in advance of the due date of the payment. In the event that no Royalties and no portion of Licensing Revenue are payable following the end of a given Calendar Quarter during the Royalty Term, the Royalty Statement shall so state that this is the case.

Section 3.6.    Record Keeping. Purchaser shall keep and shall cause its Affiliates and sublicensees to keep books and accounts of record in connection with the sale of Products in sufficient detail to permit accurate determination of all figures necessary for verification of Royalties, Net Sales Earnout Payments, Licensing Revenue payments and other amounts to be paid hereunder. Purchaser shall maintain, and cause its Affiliates and sublicensees to maintain, such records for a period of at least [*] ([*]) years after the end of the Calendar Year in which they were generated.

Section 3.7.    Audit Rights.

(a)    Fresh Cut may engage, at its own cost and expense, subject to this Section 3.7, an Independent Accounting Firm to conduct an audit of Purchaser (or, if applicable, its Affiliates or sublicensees) for the sole purpose of confirming the amount of Royalties and the portion of Licensing Revenue due to Fresh Cut pursuant to the provisions of this Agreement.

(b)    Not later than [*] days following Fresh Cut’s request of an audit pursuant to this Section 3.7, Purchaser shall afford, or cause its Affiliates or sublicensees to afford, the Independent Accounting Firm access to and an opportunity to examine the pertinent books and records of Purchaser or, if applicable, its Affiliates or sublicensees, as it reasonably requests, during regular business hours, subject to such Independent Accounting Firm executing and delivering to Purchaser a reasonable confidentiality agreement.

(c)    Each of Fresh Cut and Purchaser will be entitled to receive (substantially simultaneously) a full written report of the Independent Accounting Firm with respect to its findings directly from the Independent Accounting Firm. Within [*] Business Days after completion of the Independent Accounting Firm’s audit, Purchaser will pay to Fresh Cut any deficiency in the Royalty amount or portion of Licensing Revenue determined by the Independent Accounting Firm. If the report of the Independent Accounting Firm shows that Purchaser overpaid, then Purchaser will be entitled to off-set such overpayment against any Royalties or portion of Licensing Revenue then owed to Fresh Cut or against any amount subsequently owed to Fresh Cut. If the report of the Independent Accounting Firm shows a discrepancy between the amount of the Royalty or portion of Licensing Revenues to which Fresh Cut is entitled and the Royalty amount or portion of Licensing Revenues reflected by Purchaser in the Royalty Statement in Fresh Cut’s favor, then in addition to the payment of the shortfall in the Royalty amount or portion of Licensing Revenue, and if such discrepancy exceeds [*]% of the Royalty amount or portion of Licensing Revenues, as applicable, payable with respect to the period covered by the audit, then the fees and expenses of the Independent Accounting Firm in performing such audit will be paid by Purchaser.

(d)    Fresh Cut’s exercise of its audit rights under this Section 3.7 may not (A) be conducted for any Calendar Quarter more than [*] ([*]) years after the end of such Calendar Quarter to which such books and records pertain, (B) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed a material underpayment with respect to such period), or (C) be repeated for any Calendar Quarter.

Section 3.8.    Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement or, in the event such date is not a Business Day, then the next succeeding Business Day. In the event that any payment due under this Agreement is not made when due, unless there is a good faith dispute between the Parties as to the payment, the amount due shall accrue interest beginning on the Business Day following the date on which such payment was due, calculated at the annual rate equal to the prime interest rate reported in the Wall Street Journal for the due date plus [*]%, calculated from the due date until paid in full. Each payment made after the due date shall be accompanied by all interest so accrued. Notwithstanding the foregoing, a Party shall have recourse to any other remedy available at law or in equity with respect to any delinquent payment, subject to the terms of this Agreement.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant as of the date of this Agreement to Purchaser as follows:
Section 4.1.    Organization and Good Standing. Benuvia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Fresh Cut is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of

Delaware. Sellers’ Affiliates who own Purchased Assets (each, a “Selling Affiliate”) are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization. Each Seller and each Selling Affiliate is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties or assets requires it to be so qualified, licensed or in good standing, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

Section 4.2.    Authority. Each Seller and each Selling Affiliate has all power and authority to own and operate their respective properties and assets, and to carry on its business as it is now being conducted. Each Seller has all power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the performance by each Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other similar action on the part of such Seller. This Agreement has been, and each Ancillary Agreement to be executed on the Closing Date will be, duly executed and delivered by each Seller, as applicable, and, assuming the valid execution and delivery by Purchaser, constitute a legal, valid and binding obligation of each Seller, as applicable, enforceable against each Seller, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3.    No Conflict. The execution, delivery and performance by each Seller and each Selling Affiliate of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the by-laws or limited liability company operating agreement of such Seller or such Selling Affiliate; (b) except as set forth in Schedule 4.3, require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Assumed Contract; (c) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under any Assumed Contract; or (d) result in the creation or imposition of a material Encumbrance (other than Permitted Encumbrances) upon, or the forfeiture of, any Purchased Asset; or (e) violate, in any material respect, or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Entity to which either Seller or any Selling Affiliate is subject.

Section 4.4.    Required Filings and Consents. The execution and delivery of this Agreement by the Sellers and each Selling Affiliate, if any and as applicable, and the consummation of the transactions contemplated hereby, do not require any consents, approvals, notices or filings with any Governmental Entities.

Section 4.5.    Purchased Assets. The Sellers have good, valid and marketable title to all the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.6.    Contracts. Schedule 2.1(d) identifies all of the Assumed Contracts. The Sellers have delivered to Purchaser a true, correct and complete copy of each Assumed Contract, as amended. Each Assumed Contract is, in all material respects in full force and effect and is a legal, valid and binding agreement of the Seller or Seller Affiliate that is party thereto and, to the Knowledge of Seller, is a legal, valid and binding agreement of each other party thereto, enforceable against the applicable Seller or Seller Affiliate and each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Sellers and any applicable Seller Affiliates have performed or are performing all material obligations required to be performed by them under the Assumed Contracts and neither Seller or any applicable Seller Affiliate is in material breach or default thereunder. To the Knowledge of Seller, no other party to any of the Assumed Contracts is in material breach or default thereunder, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Assumed Contract or would give to others any right of termination, amendment or cancellation of any Assumed Contract.

Section 4.7.    Intellectual Property.

(a)    Schedule 4.7(a) sets forth an accurate, correct and complete list of (i) all Assigned Patents, (ii) all IP Rights included in the Seller IP and (iii) all IP Rights included in the Background IP, respectively, that are registered to the Sellers, their Affiliates or any other Person according to the records of any Governmental Entity or for which an application for issuance or registration has been filed with a Governmental Entity, in each case, indicating for each item (as applicable) the registration or application numbers, the filing, registration or issue dates, the applicable filing jurisdiction(s), titles and owners (the “Scheduled IP”). Fresh Cut owns the entire right, title and interest in, under and to the Scheduled IP, free and clear of any Encumbrances other than Permitted Encumbrances. All such Scheduled IP is registered and recorded in the name of Fresh Cut except where the failure to be so registered or recorded would not have a Material Adverse Effect. The Sellers or their Affiliates have good and sufficient title to all Seller IP and, as of the Closing, all Seller IP shall be fully transferable to Purchaser, without restriction and without payment (other than as set forth in this Agreement) of any kind to any Person.

(b)    To the Knowledge of Seller, the Scheduled IP is valid, enforceable, subsisting and in full force and effect. With respect to Scheduled IP, neither Seller nor its Affiliates, as applicable, have taken nor failed to take any action that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidity or unenforceability of any of such Scheduled IP. The docket attached as Schedule 4.7(b) is the complete docket for all actions that must be taken within the 6 months following the Closing to maintain the registered IP Rights included in the Seller IP in full force and effect. Schedule 4.7(b) also includes the names, street addresses, telephone numbers, and e-mail addresses of each outside counsel responsible, as of the Closing, for each item of registered IP Rights included in the Seller IP.

(c)    Schedule 4.7(c) lists (i) all Assumed Contracts that restrict either Sellers’ or its Affiliates’ use, transfer, delivery or licensing of any material Seller IP, (ii) all Assumed Contracts involving the licensing of any material Seller IP to a Third Party and (iii) all contracts pursuant to which either Seller or its Affiliates have licensed any IP Rights included in the Background IP to or from a Third Party (collectively, the “IP Contracts”). As of the date hereof, the Sellers have provided Purchaser with access to true and complete copies of all IP Contracts. Except as set forth in Schedule 4.7(c), each IP Contract is a valid and binding agreement of the Seller party thereto or its Affiliates, as applicable, enforceable against such Seller or its Affiliates in accordance with its terms. Neither of the Sellers nor their Affiliates are, or have received any written notice that any other party is, in default or breach in any material respect under and, to the Knowledge of Seller, there has not occurred, and neither of the Sellers nor their Affiliates have received any written notice that there has occurred or alleging the occurrence of, any event that with or without the lapse of time or the giving of notice or both would constitute, or would reasonably be expected to constitute, such a material default or breach under, or give to others any right of rescission, acceleration, termination or cancellation of any IP Contract or result in the creation of an Encumbrance (other than a Permitted Encumbrance) upon any Seller IP or any Encumbrance on the Background IP that conflicts with or would limit the rights granted thereunder to Purchaser. The Sellers do not own or have rights to any IP Rights that would, but for any restrictions on the Sellers’ ability to grant a license thereunder to Purchaser in accordance with Section 8.3, constitute Background IP. There are no outstanding or threatened disputes with respect to any IP Contract.

(d)    Since November 1, 2019 each Person that has been involved in or contributed to the conception, creation, invention, discovery, reduction to practice or development of any material Seller IP or Background IP owned by the Sellers or their Affiliates have executed a valid written agreement assigning and transferring all right, title and interest to a Seller or an Affiliate, as applicable, and such assignments have been recorded where recording is available, except where the failure to be so recorded would not have a Material Adverse Effect. Since November 1, 2019, each Person that has been involved in or contributed to the conception, creation, invention, discovery, reduction to practice or development of any material Seller IP or Background IP owned by Seller or its Affiliates has executed a valid written agreement to cooperate with and assist the Sellers or their Affiliates, as applicable, in the prosecution and enforcement of such Seller IP and Background IP. No current or former employee, officer, director, consultant or independent contractor of either Seller or its Affiliates owns, or has claimed in a writing addressed to either Seller or its Affiliates, any rights in any material Seller IP or Background IP claimed to be owned by the Sellers or their Affiliates. The Sellers have taken commercially reasonable measures to protect and safeguard the proprietary nature of the Seller IP and Background IP and to maintain in confidence all material Know-How that is included in the Seller IP and Background IP. With respect to material Know-How included in Seller IP or Background IP, neither of the Sellers nor their Affiliates have disclosed or authorized the disclosure of such Know-How to any Third Party not subject to written confidentiality obligations to a Seller or its Affiliates, as applicable, and to the Knowledge of Seller, no party subject to such confidentiality obligations is in breach or default thereof. To the Knowledge of Seller, there have been no violations of any confidentiality or assignment agreement relating to the Seller IP or Background IP or any unauthorized disclosure of any material Know-How that is included in the Seller IP or Background IP.

(e)    To the Knowledge of Seller, the Exploitation by Purchaser of the Products (including the Seller IP and Background IP rights contained therein or embodied thereby) in the Field does not, and following commercialization would not reasonably be expected to, misappropriate, infringe, dilute or otherwise violate any Third Party’s IP Rights. To the Knowledge of Seller, no Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any material Seller IP or Background IP, and neither of the Sellers nor their Affiliates have brought or threatened to bring any claim, suit, or proceeding against any Person alleging any such misappropriation, infringement, dilution or violation.

(f)    Neither of the Sellers nor their Affiliates have been notified of any interference, reissue, reexamination, opposition, derivation proceeding, protest, public use proceeding, observations, submission of references or other proceedings before the United States Patent and Trademark Office (USPTO) or the European Patent Office (EPO) and, to the Knowledge of Seller, there are no such proceedings or actions pending before any other Governmental Entity anywhere in the world related to any of the Scheduled IP. Seller is not undertaking any interference, reissue, reexamination, opposition or derivation proceeding, or other post-grant proceeding, with respect to IP Rights of any Third Party that would be infringed by the manufacture, use, offer for sale, sale, or import of any Product.

(g)    Since November 1, 2019, there has not been any claim, suit or proceeding asserted or threatened in writing or, to the Knowledge of Seller, orally, including in the form of an offer or invitation to obtain a license, against either Seller or its Affiliates relating to the Seller IP or Background IP (i) alleging misappropriation, infringement, dilution, or other violation of any Person’s IP Rights, (ii) challenging either Sellers’ or its Affiliates’ ownership of, right, title, or interest in, under or to, use of, or the registrability or maintenance of, any Seller IP or Background IP, (iii) adversely affecting the ownership rights of either Seller or its Affiliates in, under, or to any Seller IP, (iv) challenging the validity or enforceability of any Seller IP or Background IP and, to the Knowledge of Seller, there is no basis for any such claim, suit or proceeding, (v) alleging that either Seller or its Affiliates is in breach of any applicable grant, license, agreement, instrument, or other arrangement pursuant to which either Seller or its Affiliates acquired the right to use such Seller IP or Background IP, or (vi) alleging misuse or antitrust violations arising from the use or other Exploitation by the Sellers or their Affiliates of any Seller IP or Background IP, in each case, that would result in material liability to the Sellers or their Affiliates. To the Knowledge of Seller, no material Seller IP or Background IP has been or is being used or enforced by the Sellers or their Affiliates in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity, or unenforceability of such material Seller IP or Background IP.

(h)    Neither of the Sellers nor their Affiliates have granted any Person any right to control the prosecution or registration of any Seller IP or Background IP or to bring, defend, or otherwise control any Litigation with respect to any Seller IP or Background IP. Neither of the Sellers nor their Affiliates have entered into, or is subject to, any consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or Litigation that (i) restrict either Seller or its Affiliates with respect to the use, registration or maintenance of any Seller IP or Background IP or (ii) permit any Person to use any Seller IP or Background IP.

(i)    Since November 1, 2019, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP or Background IP. No current or former partner, director, stockholder, officer, contractor or employee of either Seller or its Affiliates will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Seller IP or Background IP.

(j)    To the Knowledge of Seller, all of those who owe any duty of candor, disclosure and good faith to the U.S. Patent and Trademark Office with respect to the Patents within the Seller IP and Background IP owned by the Sellers or their Affiliates have fully complied with such duties with respect to such Patents under all applicable Laws, including 37 C.F.R. § 1.56.

Section 4.8.    Inventory. All of the Purchased Inventory is set forth on Schedule 4.8.

Section 4.9.    Compliance with Laws; Regulatory Compliance.

(a)    The Exploitation by the Sellers of the Products and the ownership by the Sellers of the Purchased Assets have been, since November 1, 2019, in compliance with all applicable Laws, including Regulatory Laws. Since November 1, 2019, neither of the Sellers has received any written communication from a Governmental Entity that alleges that either Seller or a Seller Affiliate is not in compliance in any material respect with any Law or Order with respect to their respective Exploitation of the Products or ownership of the Purchased Assets.

(b)    To the extent the Sellers or their Affiliates have Exploited the Products, the Sellers and their Affiliates, as applicable, have, and have had, all Product Registrations necessary for such Exploitation of the Products, and each of such Product Registrations, if any, is valid and in full force and effect. Since November 1, 2019, there has occurred no violation by either Seller or any Seller Affiliate of, default (with or without notice or lapse of time or both) by either Seller or any Seller Affiliate under, or event giving to others any right of termination, suspension, revocation, material modification or cancellation of, with or without notice or lapse of time or both, any Product Registrations. Seller and its Affiliates are, and have been, in compliance with the terms of all Product Registrations and the consummation of this Agreement, in and of itself, will not cause the revocation or cancellation of any Product Registrations pursuant to the terms of any such Product Registrations.

(c)    Since November 1, 2019, all Products that are subject to the jurisdiction of the FDA, DEA, or any other Regulatory Authority are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, and distributed by Seller and any Seller Affiliate in compliance with all applicable requirements under any Product Registrations or Laws administered or enforced by the FDA, DEA or any other applicable Regulatory Authority.

(d)    There has not been any claim of which either Seller or a Seller Affiliate has received notice, suit, action, subpoena, demand, investigation, indictment, administrative proceedings, hearing, arbitration, alternative dispute resolution or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) (“Litigation”) pending or threatened against either Seller or an Affiliate relating to the Products or the Purchased Assets, including by a Governmental Entity or Third Party with regard to any Regulatory Laws.

(e)    Each Seller and each Seller Affiliate has timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it with respect to the Products and the Purchased Assets under applicable Regulatory Laws. Each such filing was, in all material respects, true, complete and correct as of the date of submission, and any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.

(f)    Neither Seller nor any Seller Affiliate has provided false or misleading information or made any significant omission in any applications or other submission to any Regulatory Authority with respect to the Products or Purchased Assets. Neither Seller nor any Seller Affiliate is aware of any payment, gratuity or other thing of value provided by the Sellers or any of their Affiliates respective agents that is prohibited by any applicable Laws, such as to a government official.

(g)    Neither Seller nor any Seller Affiliate has, regarding or related to any of the Products or the Purchased Assets, (i) received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” notice of FDA action for import detentions or refusals, or any other written correspondence from the FDA or been subject to any action, notice, warning, administrative proceeding, review or investigation by a Regulatory Authority that alleges or asserts that either Seller or a Seller Affiliate has violated any applicable Regulatory Laws or (ii) been a party to any corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement or Order mandating or prohibiting future or past activities.

(h)    The studies, tests, and preclinical and clinical trials conducted by or on behalf of the Sellers or their Affiliates, or in collaboration with other institutions, in connection with any of the Products or the Purchased Assets have been, and if still ongoing are being, conducted in compliance with experimental protocols, procedures, and controls pursuant to accepted professional scientific standards and all authorizations and applicable Regulatory Laws, including Good Laboratory Practices and Good Clinical Practices. The descriptions of the results of such studies, tests and trials contained in any Regulatory Materials submitted by Sellers or any of their Affiliates to Regulatory Authorities since November 1, 2019 are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials. Since November 1, 2019, no such studies, tests, and trials have been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, such studies, tests and trials has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any such ongoing studies, tests or trials conducted by or on behalf of Seller and its Affiliates, or in collaboration with other institutions.

(i)    The manufacturing operations conducted by or on behalf of Seller and its Affiliates with respect to the Products have been, and currently are, conducted in compliance with applicable Regulatory Laws, including Good Manufacturing Practices and similar federal, state, local or foreign requirements for the manufacture of the Products.

(j)    Seller and its Affiliates are, and since November 1, 2019 have been, in compliance with the Controlled Substances Act, the regulations of the DEA, and all other analogous Laws of any Governmental Entity. No Products manufactured by or on behalf of the Sellers contain the Cannabis sativa plant or any part of that plant, including its seeds and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, meet the definition of “hemp” in section 297A of the

Agricultural Marketing Act of 1946, as amended by the Agriculture Improvement Act of 2018, and otherwise comply in all material respects with the Agriculture Improvement Act of 2018.

(k)    Since November 1, 2019, neither Seller nor any Seller Affiliate has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, set forth in any applicable Laws. Neither Seller, a Seller Affiliate, nor any officer, employee or, to the Knowledge of Seller, agent of Seller or a Seller Affiliate, in each case who has been materially involved in the Exploitation of the Products (i) has been convicted of any crime or engaged in any conduct in the operation of Sellers’ business that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar applicable Laws,; (ii) has been convicted of any crime or engaged in any conduct that has caused, or would reasonably be expected to cause, Seller to be excluded, suspended or debarred from participating in any federal or individual state health care programs, including but not limited to the federal health care programs defined under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Laws; or (iii) is subject to an investigation or proceeding by any Regulatory Authority that could result in such a suspension, exclusion or debarment, and there are no facts, to the Knowledge of Seller, that would reasonably be expected to give rise to such suspension, exclusion or debarment.

(l)    Neither Seller nor any Seller Affiliate of the Sellers has, in connection with its Exploitation of a Product, conducted any business or engaged in any transaction or dealing with any Person with whom transactions were, at the time of such transaction, prohibited as to U.S. Persons by any applicable sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including persons appearing on the List of Specially Designated Nationals and Blocked Persons published by OFAC.

Section 4.10.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

Section 4.11.    Taxes.

(a)    All Taxes required to be paid with respect to the Purchased Assets have been timely paid in full. All Tax Returns required to be filed with respect to the Purchased Assets through the Closing Date have been timely filed. All such Tax Returns are true, correct and complete in all material respects as they relate to the Purchased Assets. There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances. No claim has been made by a Taxing Authority in a jurisdiction where the Sellers do not file Tax Returns with respect to the Purchased Assets that either Seller is subject to taxation by or required to file Tax Returns in such jurisdiction with respect to the Purchased Assets.

(b)    There is no audit, examination or other proceeding concerning any Tax Liability with respect to the Purchased Assets pending, being conducted, claimed, raised or threatened by a Taxing Authority. Neither Seller has waived any statute of limitations in respect of Taxes or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency in respect of the Purchased Assets.

Section 4.12    Date of Acquisition of Assets. All of the Purchased Assets and Background IP were acquired by the Sellers on November 1, 2019, and the Sellers did not conduct any operations or business related to the Purchased Assets or the Background IP prior to such date.

Section 4.13    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of either Seller or any of their Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Purchaser or as to the future revenue, profitability or success of the Products or Purchased Assets, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as of the date of this Agreement to the Sellers as follows:
Section 5.1.    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing.

Section 5.2.    Authority. Purchaser has all power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other similar action on the part of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance of this Agreement or of the Ancillary Agreements. No approval of Purchaser’s shareholders is necessary for Purchaser to execute and deliver this Agreement or any Ancillary Agreements or perform the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to be executed on the Closing Date has been, and each other Ancillary Agreement to be executed on the Closing Date will be, duly executed and delivered by Purchaser and, assuming the valid execution and delivery by the Sellers, constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 5.3.    No Conflict. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Purchaser, (b) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any Contract to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject or (c) violate, in any material respect, or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Entity to which Purchaser is subject, in the case of clauses (b) and (c) where any of the listed items, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.4.    Required Filings and Consents. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, do not require any consents, approvals, notices or filings of, to or with any Governmental Entities or any other Person.

Section 5.5.    Litigation. There is no Litigation pending or threatened against Purchaser which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There are no Orders of any Governmental Entity or arbitrator outstanding against or investigation by any Governmental Entity involving Purchaser or any of its assets which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.6.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.7.    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Sellers and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and their Affiliates for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in ARTICLE IV; and (b) none of the Sellers, their Affiliates or any other Person has made any representation or warranty as to either Seller, the Products, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement.

ARTICLE VI.

PRE-CLOSING COVENANTS

Section 6.1.    Certain Contracts. The Parties acknowledge that the Contracts listed on Schedule 6.1 are necessary to the research, development and commercialization of the Products (the “Assignable Necessary Contracts”). The Sellers therefore agree to make commercially reasonable efforts to obtain any consents necessary to assign the Assignable Necessary Contracts prior to Closing; provided, however, that neither Seller shall be required to pay any consideration therefor.

Section 6.2.    Actions and Omissions with Respect to the Purchased Assets. Except as contemplated in this Agreement or with the written consent of Purchaser, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, the Sellers shall undertake only such actions or omissions with respect to the Purchased Assets that are in the ordinary course of business.

Section 6.3.    Access to Information; Notice of Developments.

(a)    From the date of this Agreement until the Closing, the Sellers shall permit Purchaser and its Representatives to have reasonable access to all premises, properties, books, records (including Tax records) contracts and documents to the extent related to the Purchased Assets; provided, however, that any such access shall be provided only during normal business hours upon reasonable advance notice to the Sellers, under the supervision of the Sellers’ personnel and in such a manner as not to interfere with the conduct of the business of the Sellers or their Affiliates.

(b)    From the date of this Agreement until the Closing, the Sellers shall give Purchaser prompt written notice upon becoming aware of (i) any development that is or would reasonably be expected to constitute a Material Adverse Effect, (ii) any event or circumstance that results in a breach of, or inaccuracy in, the Sellers’ representations and warranties, or (iii) any breach of a covenant or agreement by the Sellers that would reasonably be expected to give rise to the failure of any condition set forth in Section 9.1; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Section of the Seller Disclosure Schedules to, or otherwise disclose any exception to, any of the representations and warranties or the covenants of the Seller set forth in this Agreement.

Section 6.4.    Commercially Reasonable Efforts. The Sellers and Purchaser shall, and shall cause their respective Affiliates, to use commercially reasonable efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in ARTICLE IX.

ARTICLE VII.

POST-CLOSING COVENANTS

Section 7.1.    Certain Contracts. The Parties acknowledge that the Contracts listed on Schedule 7.2 (the “Non-Assignable Necessary Contracts”) are necessary to the research, development and commercialization of Products but not primarily related to Products. The Sellers therefore agree to use commercially reasonable efforts to provide Purchaser with the benefit of the Non-Assignable Necessary Contracts with respect to the Products in the Field including by (i) providing Purchaser with the benefit of each Non-Assignable Necessary Contract, including the right to enforce the Non-Assignable Necessary Contracts with respect to the Products, and acting at Purchaser’s request with respect to such Non-Assignable Necessary Contracts to the extent related to the Products and (ii) from and after the Closing until the [*] anniversary of the Closing, including, at Purchaser’s request and in Purchaser’s sole discretion, by assisting Purchaser in entering into direct agreements with the parties to the Non-Assignable Necessary Contracts. Notwithstanding the foregoing, the Sellers shall have no obligation to take or forbear from taking any action under or with respect to any Non-Assignable Necessary Contract that, in the Sellers’ reasonable discretion, is or could impair the Sellers’ rights under the Non-Assignable Necessary Contract or otherwise adversely affect either Seller or the performance of the Non-Assignable Necessary Contract.

Section 7.2.    Technical Assistance; Access. Promptly following the Closing, the Sellers shall promptly transfer to Purchaser all materials, documents and electronic copies of all information, data, materials and Know-How contained within the Purchased Assets (in the English language if available); provided, however, that the Sellers may retain copies of such materials, documents, information and data for the purposes of performing their respective obligations hereunder and under the Ancillary Agreements and as reasonably necessary to comply with applicable Laws. In addition, promptly following the Closing, the Sellers shall promptly transfer to Purchaser all materials, documents and electronic copies of all information, data, materials and Know-How contained within the Background IP. Seller shall provide Purchaser with reasonable access (by teleconference or in person at Purchaser’s facilities) to all personnel involved in the research, development and manufacturing of the Products. If, after the Closing, access to materials, documents, information or data previously transferred to Purchaser hereunder is reasonably required by the Sellers or their Affiliates for regulatory compliance purposes or to otherwise comply with applicable Laws, Purchaser shall provide to the Sellers, promptly after either Seller’s written request, copies of or reasonable access to such materials, documents, information and data.

Section 7.3.    Non-Competition; Scope of the Non-Compete Field.

(a)    During the Restricted Period, neither Sellers nor any of their Affiliates (in the case of any Additional Indication, only to the extent any Person is an Affiliate at the time notice of the Additional

Indication is delivered to Sellers pursuant to Section 7.3(b)) shall develop, manufacture or commercialize products on its own behalf, or knowingly provide development, manufacturing or commercialization services or supply of any products to any Third Party, or otherwise knowingly enable any Third Party to Exploit any product, for therapeutic indications of (i) Prader-Willi Syndrome (“PWS”), (ii) [*] or (iii) [*] (such indications, together with up to [*] Additional Indications added by Purchaser pursuant to Section 7.3(b), the “Non-Compete Field”).

(b)    Purchaser shall have the right (but not the obligation) to add to the Non-Compete Field, by written notice to Sellers, [*] additional indications (the “Additional Indications”) in addition to those set forth in clauses (i), (ii) and (iii) in Section 7.3(a) (the “Addition of Indications”); provided that (i) [*], (ii) notice of the Addition of Indications is provided to the Sellers within [*] of the Closing Date, and (iii) with respect to such Additional Indications, the restrictions set forth in Section 7.3(a) shall apply solely with respect to [*].

(c)    In the event that Purchaser, its Affiliates and any applicable licensee or sublicensee of any of the foregoing ceases to actively Exploit a Product in any Additional Indication for a [*]-month period, or in the event that the Board of Directors of Purchaser determines to abandon the Exploitation of any Product for any other indications in the Non-Compete Field, Purchaser shall so notify Sellers promptly and such Additional Indication or other indication in the Non-Compete Field shall no longer be part of the Non-Compete Field; provided, however, that, in the case of an Additional Indication that has ceased to be a part of the Non-Compete Field pursuant to this Section 7.3(c) at any time during the first [*] period following the Closing, Purchaser shall have the right, within [*] of the Closing Date, to add a new Additional Indication in addition to the two Additional Indications provided for under Section 7.3(b) each time that any indication in the Non-Compete Field becomes an Abandoned Indication.

(d)    Notwithstanding anything to the contrary in Section 7.3(a), neither the Sellers nor their Affiliates shall be restricted in any way with respect to (i) the Exploitation of Products for Additional Indications to the extent either Seller or any of their Affiliates commenced Development, manufacturing, commercialization or other activities with respect to such indications prior to receiving Purchaser’s notice of the Addition of Indications or (ii) providing development, manufacturing, commercialization or other services with respect to any Additional Indications to any customer in connection with any customer relationship that existed prior to receiving Purchaser’s notice of the Addition of Indications.

Section 7.4.    Covenant Not to Sue.

(a)    Except with respect to any enforcement of the terms of this Agreement, any Seller’s IP Rights that are not a Purchased Asset or are not licensed to Purchaser under this Agreement, or any Seller’s IP Rights arising pursuant to Section 8.1 or Section 8.2, Sellers and their respective Affiliates individually and jointly hereby covenant and agree not, either alone or in cooperation with any Third Party, to sue or to bring any action or claim, including those for any type of infringement of any intellectual property rights, against Purchaser or any of its Affiliates or any of their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, or end-users to prevent, inhibit, financially affect or encumber in any manner any of the activities of any of Purchaser or any of its Affiliates related, in whole or in part, to the use, offer for sale, sale, import, Development, or commercialization of any Products.

(b)    Except with respect to any enforcement of the terms of this Agreement or any IP Rights that are a Purchased Asset, Purchaser and its Affiliates individually and jointly hereby covenant and agree not, either alone or in cooperation with any Third Party, to sue or to bring any action or claim, including those for any type of infringement of any intellectual property rights, against Sellers or any of their respective Affiliates or any of their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, or end-users to prevent, inhibit, financially affect or encumber in any manner any of the activities of any of Sellers or any of their respective Affiliates related, in whole or in part, to the use, offer for sale, sale, import, Development, or commercialization of any non-liquid products containing CBD outside the Field.

Section 7.5.    Records Retention; Access. After the Closing Date, Purchaser shall retain all books and records included in the Purchased Assets for a period consistent with its current record retention policies and practices, but in no event less than [*] years. Purchaser shall provide the Sellers and their representatives reasonable access to such books and records during normal business hours and upon reasonable notice to enable the Sellers to (a) prepare financial statements or Tax Returns or to act with respect to audits by any Taxing Authority, (b) prosecute or defend Third Party claims or litigation and (c) take any other action reasonably related to this Agreement. After the Closing Date, if Purchaser determines in good faith that such cooperation is reasonably necessary, Seller and its accountants shall reasonably cooperate with Purchaser and its accountants and auditors and provide to Purchaser and its accountants and auditors, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, access to such information, books and records related to the Purchased Assets as Purchaser may reasonably request in connection with the preparation by Purchaser of historical financial statements related to the Purchased Assets as may be required to be included in any filing under the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation S-X, to be reported on a current report on Form 8-K filed in connection with the transactions contemplated hereby and any other filing as may be required under applicable Laws. Without limiting the foregoing, such cooperation shall include: (a) where required, the signing of management representation letters as are required in connection with such audit and (b) as reasonably requested by Purchaser, access, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, to appropriate individuals with knowledge of the historical financial information related to the Purchased Assets to allow for preparation of such financial statements. Any information provided by Seller under this Section 7.5 shall be subject to the confidentiality obligations set forth in Section 12.8. Purchaser shall reimburse Seller for all out-of-pocket expenses incurred by Seller or its Affiliates in connection with this Section 7.5. Purchaser shall be solely responsible for any information it files with, or furnishes to, the Securities and Exchange Commission.

Section 7.6.    Further Assurances. From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in Purchaser the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring, at no additional cost to Purchaser, any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing).

ARTICLE VIII.

INTELLECTUAL PROPERTY; KNOW HOW TRANSFER

Section 8.1.    Patent Management Committee Framework. Fresh Cut and Radius shall, within 10 Business Days after the Closing Date, establish a patent management team (the “Patent Management Committee”) that shall include two representatives of each such Party designated by that Party who have expertise and authority to address the management of the Assigned Patents and Background Patents (the “Managed Patents”). Fresh Cut and Radius shall establish a protocol for the Patent Management Committee to determine the strategy for filing, prosecution, defense, maintenance and enforcement of the Managed Patents. Each of Fresh Cut and Radius shall submit to the Patent Management Committee one or more proposed divisional or continuation patent applications related to the Managed Patents for review and a decision on filing, by the other Party with the advice of the Patent Management Committee, within

[*] days after the Closing Date. Each proposed divisional or continuation application shall be presented in good faith, be directed to a currently pending Managed Patent, and include a set of claims that are properly and sufficiently supported by the disclosure of the associated pending Managed Patent. Purchaser shall submit to the Patent Management Committee one or more proposed divisional or continuation patent applications related to the Managed Patents and directed to the Product or the Field. Fresh Cut shall submit to the Patent Management Committee one or more proposed divisional or continuation patent applications related to the Managed Patents and directed to any non-liquid formulation(s) of CBD. The Parties and the Patent Management Committee shall engage in good faith discussions regarding the scope of the proposed divisional or continuation applications. Either Party may reasonably object to the scope of any one or more proposed divisional or continuation applications submitted for review by the Patent Management Committee as not complying with the parameters set forth in this Section 8.1. In the event of an objection raised by Fresh Cut to a proposed divisional or continuation application submitted by Purchaser related to the Managed Patents and directed to the Product, subject to the potential ability of Fresh Cut to pursue arbitration as set forth in Section 8.2, Purchaser shall have the final decision to proceed with the filing of such divisional or continuation application. In the event of an objection raised by Purchaser to a proposed divisional or continuation application submitted by Fresh Cut related to the Managed Patents and directed to any non-liquid formulation(s) of CBD, subject to the potential ability of Purchaser to pursue arbitration as set forth in Section 8.2, Fresh Cut shall have the final decision to proceed with the filing of such divisional or continuation application. For clarity, Sellers retain the right to file and seek IP Rights in any products and methods other than the Product. In the event the Parties are in disagreement regarding whether a proposed divisional or continuation application is in compliance with the parameters set forth in this Section 8.1 and the Party objecting reasonably believes the non-filing of such divisional or continuation application will likely have a detrimental effect on the objecting Party, such Party may seek binding arbitration as set forth in Section 8.2.

    The Party filing any proposed divisional or continuation application pursuant to this Section 8.1 will pay all costs and fees incurred in the preparation, filing, prosecution, maintenance and defense of such new divisional or continuation applications(s).
    Any such divisional or continuation application(s) filed by Purchaser in compliance with the terms of this Section 8.1 and directed to an Assigned Patent shall be and remain the property of Purchaser, subject to any rights and licenses granted herein to Sellers. Any such divisional or continuation application(s) filed by Fresh Cut in compliance with the terms of this Section 8.1 and directed to an Assigned Patent shall be assigned by Purchaser to Fresh Cut (subject to any rights and licenses granted herein to Purchaser) at the time of filing such divisional or continuation application(s), or as soon as is reasonably practical thereafter, and Purchaser shall take steps to record such ownership with the relevant patent office or intellectual property office. Purchaser agrees to sign all papers, and perform all acts, reasonably requested by Fresh Cut for the purposes of confirming ownership, securing, perfecting, asserting, assigning, transferring, recording, maintaining, registering, defending and enforcing Fresh Cut’s rights in such divisional or continuation applications.
Section 8.2.    Arbitration of Patent Disputes. In the event the Parties are in disagreement regarding the ability to file a proposed divisional or continuation application as set forth in Section 8.1, such dispute (a “Patent Dispute”) shall be finally, exclusively and conclusively settled by mandatory arbitration administered by the AAA in accordance with the Rules and as otherwise described in this Section 8.2. The Patent Dispute shall be heard and determined by one independent arbitrator. Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate arbitrator. If the Parties have not selected a mutually acceptable arbitrator within [*] days after such written request, the AAA of New York, or such other similar entity as the Parties may otherwise agree, shall select an arbitrator with relevant industry experience within [*] days after either Party’s request. The fees and costs of the arbitrator and the AAA shall be borne [*]% by Purchaser and [*]% by Fresh Cut. Within [*] days after the designation of the arbitrator, the Parties shall each simultaneously submit to the arbitrator and one another a written statement of their respective positions on the Patent Dispute. Each Party shall have [*] days from receipt of the other Party’s submission to submit a written response thereto. The arbitrator shall have the right to meet with the Parties, either alone or together, as necessary to make a determination. Further, the arbitrator shall have the right to request information and materials and to require and facilitate limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. No later than [*] days after the Parties each submit their written statements to the arbitrator, or as otherwise agreed by the Parties, the arbitrator shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most consistent with this Agreement and the most fair and reasonable to the Parties in light of the totality of the circumstances. The decision of the arbitrator shall be final and binding upon all Parties hereto, absent manifest error, and shall be rendered pursuant to a written decision setting forth the basis of the determination.

Section 8.3.    Unblocking Licenses.

(a)    Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates a perpetual, irrevocable, exclusive, royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers) under all Background IP to Exploit Products in the Field (the “Seller Unblocking License”). The Seller Unblocking License shall attach to and run with such Background IP as covenants and shall be obligations of and binding upon any successors, heirs, purchasers, and assigns of Seller whether by law, equity, contract, or bankruptcy.

(b)    Purchaser, on behalf of itself and its Affiliates, hereby grants to Seller and its Affiliates a perpetual, irrevocable, exclusive, royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers) under all Assigned Patents to Exploit products outside the Field (the “Purchaser Unblocking License”). The Purchaser Unblocking License shall attach to and run with such Patents as covenants and shall be obligations of and binding upon any successors, heirs, purchasers, and assigns of Seller whether by law, equity, contract, or bankruptcy.

Section 8.4.    Know How Transfer. To enable Purchaser to Exploit the Products, Seller shall, as promptly as reasonably practicable following Closing, deliver to Purchaser all books and records included in the Purchased Assets and all copies in all forms of Regulatory Materials, documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, electronic, graphic, biologic, or other tangible material in the possession or under the control of Seller or a Seller Affiliate in any media, to the extent it discloses or embodies Seller IP or Background IP licensed pursuant to Section 8.3 above. Following the Closing Date, as reasonably requested by Purchaser from time to time, qualified personnel from Seller or a Seller Affiliate familiar with the books and records included within the Purchased Assets and the applicable Seller IP or Background IP will meet or participate in telephone conference calls with personnel from Purchaser or Purchaser’s designee at such times, and in the case of in-person meetings, at such venues, to be agreed upon by the Parties as reasonably necessary to exchange knowledge necessary to fully transfer all Seller IP and Background IP licensed pursuant to Section 8.2 at no additional cost to Purchaser.

Section 8.5.    Right of Reference.

(a)    Fresh Cut, for itself and on behalf of its Affiliates, hereby grants to Purchaser a perpetual, irrevocable Right of Reference, with the right to sublicense or otherwise confer to any Third Party such Right of Reference (through multiple tiers), under the Existing API DMFs as may be necessary or reasonably useful in Purchaser seeking Regulatory Approval for, or otherwise Exploiting, Products in the Field. Purchaser’s Rights of Reference under all such Existing API DMFs shall attach to and run with such Existing API DMFs as covenants and shall be obligations of and binding upon any successors, heirs, purchasers, and assigns of Seller whether by law, equity, contract, or bankruptcy.

(b)    Subject to Section 7.3, Purchaser, for itself and on behalf of its Affiliates, hereby grants to Fresh Cut a perpetual, irrevocable Right of Reference, without the right to sublicense or otherwise confer to any Third Party such Right of Reference unless Purchaser consents to such sublicensing or conferring (such consent not to be unreasonably withheld, conditioned or delayed) under the Future Product DMFs as may be reasonably useful in Fresh Cut or its Affiliates or licensees seeking Regulatory Approval for, or otherwise Exploiting, Products solely outside of the Field. Fresh Cut’s Rights of Reference under all such Future Product DMFs shall attach to and run with such Future Product DMFs as covenants and shall be obligations of and binding upon any successors, heirs, purchasers, and assigns of Purchaser whether by law, equity, contract, or bankruptcy.

Section 8.6.    Insolvency.

(a)    Each Unblocking License is for all purposes of Section 365(n) of the Bankruptcy Code a license of rights to “intellectual property” as defined in the Bankruptcy Code. Each Licensor agrees that each Licensee, as licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, each Licensor intends and agrees that any sale of Licensor’s assets under Section 363 of the Bankruptcy Code shall be subject to Licensee’s rights under Section 365(n), that Licensor cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Licensee’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Licensee. Each Licensor shall, during the term of this Agreement, create and maintain in accordance with its standard practices current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent reasonably feasible, of all such intellectual property. Each Licensor and each Licensee acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include, without limitation, laboratory notebooks, product samples and inventory, research studies and data, Rights of Reference and regulatory approvals. If (i) a case under the Bankruptcy Code is commenced by or against Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Licensee elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(i)    provide to Licensee all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, or otherwise available to them, promptly upon Licensee’s written request; and

(ii)    not interfere with Licensee’s rights under this Agreement, or any agreement supplemental hereto, to intellectual property (or such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)    Each Party agrees and acknowledges that all payments pursuant to Section 3.1(a), Section 3.2 and Section 3.3 do not constitute “royalties” within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.

(c)    All rights, powers and remedies of each Licensee provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law and contract, and to be enforceable under Bankruptcy Code Section 365(n):

(i)    the right of access to any intellectual property (including all embodiments thereof) of Licensor covered by the applicable Unblocking License, or any Third Party with whom Seller contracts to perform an obligation of Seller under the Supply Agreement to the extent allowable under any agreement between Seller and such Third Party and to the extent covered by the Unblocking License, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of products supplied by Seller to Purchaser; and

(ii)    the right to contract directly with any Third Party to complete the contracted work; provided, however, that the foregoing rights granted to Licensee in subsections (i) and (ii) shall be subject to the right of Licensor to perform under the Agreement pursuant to Section 365(n)(4)(A)(i) prior to the assumption or rejection of the Agreement.

ARTICLE IX.

CONDITIONS TO CLOSING

Section 9.1.    Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)    Representations, Warranties and Covenants. (a) The representations and warranties of the Sellers in this Agreement will be true and correct in all material respects as of the Closing Date and (b) as of the Closing, the Sellers will have performed in all material respects all covenants and obligations in this Agreement required to be performed by the Sellers on or prior to the Closing;

(b)    Officer Certificate. The Sellers will have delivered to Purchaser a certificate as to the matters set forth in Section 9.1(a) having been satisfied;

(c)    Consents. The Sellers will have delivered to Purchaser all consents for the Assignable Necessary Contracts;

(d)    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred;

(e)    Execution of Ancillary Agreements. On or prior to the Closing Date, each of the Ancillary Agreements shall be executed by the parties thereto;

(f)    IND Transfer Documentation. Seller will have delivered to Purchaser executed instruments of transfer and other documentation related to the transfer of INDs in forms reasonably acceptable to Purchaser.

Section 9.2.    Conditions to Sellers’ Obligation to Close. The obligations of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers in writing:

(a)    Representations, Warranties and Covenants. (a) The representations and warranties of Purchaser in this Agreement will be true and correct in all material respects as of the Closing Date and (b) Purchaser will have performed all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date;

(b)    Officer Certificate. Purchaser will have delivered to the Sellers a certificate as to the matters set forth in Section 9.2(a) having been satisfied; and

(c)    Consents. Purchaser will have delivered to the Sellers all consents set forth on Schedule 9.2(b).

Section 9.3.    Conditions to Obligations of Each Party to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following condition, which may be waived by mutual consent of Seller and Purchaser, in writing:

(a)    There will not be in effect any Order preventing the consummation of the transactions contemplated by this Agreement or any action pending brought by a Governmental Entity seeking to prevent or enjoin the consummation of the transactions contemplated by this Agreement.

(b)    There will not be any domestic Law prohibiting the Sellers from selling or Purchaser from owning or controlling the Purchased Assets or that makes this Agreement or the consummation of the transactions contemplated by this Agreement illegal.

ARTICLE X.

TERMINATION
Section 10.1    Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination:

(a)    by the mutual written consent of Purchaser and the Sellers;

(b)    by either Purchaser or the Sellers, if the non-terminating Party is in breach of any of its obligations to consummate the transactions contemplated by this Agreement and such breach has not been cured within 10 Business Days of receipt by such Party of written notice from the terminating Party of such breach;

(c)    by either Purchaser or the Sellers, if any of the representations and warranties of the other Party contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.1 or Section 9.2, respectively, would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue uncured for a period of 10 days after the non-terminating Party has received written notice from the terminating Party of the occurrence of such failure or breach; or

(d)    by either the Sellers or Purchaser a breach of this Agreement by the Party seeking to terminate this Agreement hereunder has not primarily caused such failure to close.
Section 10.2    Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, all rights and obligations of the Parties hereunder shall terminate, and this Agreement shall become null and void, ab initio, except for the rights and obligations set forth in this ARTICLE X (Termination); Section 12.2 (Notices); Section 12.5 (Entire Agreement); Section 12.7 (Public Disclosure); Section 12.8 (Confidentiality; Return of Information); Section 12.10 (Fees Expenses); Section 12.11 (Governing Law; Jurisdiction; Venue and Service; Waiver of Jury Trial; Dispute Resolution) all applicable provisions of this Agreement as may be necessary solely to give effect to such surviving provisions; provided, however, that nothing in this Agreement will relieve any Party from Liability for any intentional breach hereof.
ARTICLE XI.

INDEMNIFICATION
Section 11.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the [*] anniversary of the Closing Date; provided, however, that the representations and warranties contained in [*] shall survive until the [*] anniversary of the Closing Date; and provided, further, that the Fundamental Representations (other than the representations and warranties contained in Section 4.7 (Intellectual Property) subsection (a), the first sentence of subsection (b) and the third sentence of subsection (c)) (together with any right to assert a claim in connection therewith) shall survive until [*]. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 11.2    Indemnification by the Sellers. Subject to the other terms and conditions of this ARTICLE XI, the Sellers, jointly and severally, agree to defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (each, a “Purchaser Indemnified Party”), from and against any and all damages, losses, Liabilities or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation (collectively, the “Losses”) incurred by such Purchaser Indemnified Party to the extent arising from or relating to:
(a)    any fraud of the Sellers or any breach of, or inaccuracy in, any representation or warranty made by the Sellers in ARTICLE IV of this Agreement, or in any certificate delivered pursuant to Section 9.1(b) (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(b)    any breach or violation of any covenant or agreement of the Sellers (including under this ARTICLE XI) in this Agreement; or

(c)    any Excluded Liability.
Section 11.3    Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold harmless the Sellers and their Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (a “Seller Indemnified Party”), from and against any and all Losses incurred by such Seller Indemnified Party to the extent arising from or relating to:

(a)    any fraud of Purchaser or any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement, or in any certificate delivered pursuant to Section 9.2(b) (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(b)    any breach or violation of any covenant or agreement of Purchaser (including under this ARTICLE XI) in this Agreement;

(c)    any Assumed Liability; or

(d)    the Exploitation of any Product by, on behalf of, or under the authority of, Purchaser or its Affiliates, licensees or sublicensees.
Section 11.4    Notice of Claims. If any Litigation (in equity or at law) is instituted by a Third Party (a “Third-Party Claim”) with respect to which any of the Persons to be indemnified under this ARTICLE XI (the “Indemnified Party”) intends to claim any Loss under this ARTICLE XI, or if an Indemnified Party otherwise desires to make a claim for indemnification under this ARTICLE XI, the Indemnified Party shall provide written notice thereof (a “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”). In the event of a Third-Party Claim, the Indemnified Party shall deliver the Claims Notice to the Indemnifying Party as soon as reasonably practicable (and in any event within 30 days) after the Indemnified Party has actual knowledge of the Third-Party Claim. A failure by the Indemnified Party to give notice of any Third-Party Claim or other claim for indemnification in a timely manner pursuant to this Section 11.4 shall not limit the obligation of the Indemnifying Party under this ARTICLE XI, except to the extent such Indemnifying Party is actually prejudiced thereby. The Claim Notice shall describe the Third-Party Claim or other matter giving rise to a claim for indemnification hereunder in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
Section 11.5    Defense of Third-Party Claims.
(a)    The Indemnifying Party under this ARTICLE XI shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third-Party Claim, and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable Third Party of the Indemnified Party. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)    The Parties shall cooperate in the defense of any Third-Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.
Section 11.6    Payment of Claims. Any payment for indemnification pursuant to this ARTICLE XI shall be effected by wire transfer in immediately available funds to the account or accounts designated by the Purchaser Indemnified Party or the Seller Indemnified Party, as applicable, within 10 Business Days after the final determination thereof.
Section 11.7    Certain Limitations.
(a)    Certain Limitations. Neither the Sellers nor Purchaser shall be liable under the indemnification obligations set forth under Section 11.2 or Section 11.3, as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 11.2 or Section 11.3, as applicable, exceeds $[*] (the “Basket Amount”), in which event, subject to the other limitations set forth in this ARTICLE XI the Indemnifying Party shall be responsible for the full amount of all Losses and not only those in excess of the Basket Amount; provided, however, that this Section 11.7(a) shall not apply to Losses resulting from (i) fraud by the Sellers or Purchaser, (ii) breaches of any Fundamental Representations by Sellers, (iii) any breach or violation of any covenant or agreement in this Agreement or (d) any Assumed Liability (in the case of any indemnification obligation by Purchaser) or any Excluded Liability (in the case of any indemnification obligation by Sellers).

(b)    The aggregate amount of Losses for which the Purchaser Indemnified Parties may be indemnified pursuant to Section 11.2(a) shall not exceed $[*] (the “Cap”); provided, however, that the Cap shall not apply to Losses resulting from (i) fraud by the Sellers or (ii) breaches of any Fundamental Representations by Sellers. Except as provided in the immediately preceding sentence, the aggregate amount of Losses for which the Purchaser Indemnified Parties may be indemnified pursuant to Section 11.2 and the aggregate amount of Losses for which the Seller Indemnified Parties may be indemnified pursuant to Section 11.3 shall not, in either case, exceed [*].

(c)    The right to indemnification on account of any Losses will be reduced by (i) all insurance or other third party indemnification or contribution proceeds received or reasonably expected to be received by the Indemnified Party in respect of any such Losses, less any related costs and expenses, including the aggregate cost of pursing any related insurance claims and any related increases in insurance premiums or other chargebacks, and (ii) any Tax benefits actually realized or reasonably expected to be realized by the Indemnified Party or any of its Affiliates in connection with such Losses.

(d)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)    The Sellers shall not be liable under this ARTICLE XI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement if Purchaser had knowledge of such inaccuracy or breach prior to the Closing.
Section 11.8    Setoff. With respect to any and all amounts payable by the Sellers in their capacity as an Indemnifying Party to a Purchaser Indemnified Party, Purchaser shall have the right, at its sole option and election, to set off and apply any and all payments to any Purchaser Indemnified Parties against any amount due under Section 3.1, Section 3.2, Section 3.3 or Section 3.4.
Section 11.9    Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy with respect to any and all claims and Losses based upon, arising out of or otherwise in respect of any breach of, or inaccuracy in, any representation or warranty made by the Sellers or Purchaser in ARTICLE IV or ARTICLE V shall be pursuant to the indemnification provisions set forth in this ARTICLE XI; provided that nothing in this Section 11.9 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person under this Agreement based upon any claim of fraud.
ARTICLE XII.
MISCELLANEOUS
Section 12.1    Further Assurances and Post-Closing Covenants. From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to give effect to the transactions contemplated by this Agreement.
Section 12.2    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by email (with confirmation of receipt), to the Person at the address or email address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
(a)    If to the Sellers, to:
Fresh Cut Development, LLC
444 S Ellis St.
Chandler, AZ 85224
Email:     [*]
    [*]
Attention: [*]
with a copy to:
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017
Telephone: (212) 908-3905
Email:     faith.charles@thompsonhine.com
    matthew.vaughan@thompsonhine.com
Attention: Faith L. Charles, Esq.; Matthew T. Vaughan, Esq.

(b)    If to Purchaser, to:
Radius Pharmaceuticals, Inc.
950 Winter Street
Waltham, MA 02451
Email: [*]
Attention: [*]
with a copy to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Telephone: (617) 951-7826
Email: marc.rubenstein@ropesgray.com
Attention: Marc A. Rubenstein, Esq.

All notices and other communications under this Agreement shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) 3 Business Days after being delivered by registered or certified mail, return receipt requested, (iii) one Business Day after being delivered to a national overnight courier service or (iv) on the date of receipt, if sent by email (with confirmation of receipt).
Section 12.3    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and the Sellers and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 12.4    Assignment. Neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (a) a Party may make such an assignment, in whole or in part, upon written notice to the other Party but without the other Party’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction, with Purchaser entitled to make such an assignment, in whole or in part, on a Product-by-Product, country-by-country basis and (b) the Sellers may assign their right to receive payments hereunder upon written notice to Purchaser but without Purchaser’s consent. Any permitted successor or assignee of obligations hereunder will expressly assume performance of such obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.4 will be null, void and of no legal effect.
Section 12.5    Entire Agreement. This Agreement, together with the Ancillary Agreements, including for the avoidance of doubt the Seller Disclosure Schedules, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, but excluding the Confidentiality Agreement, which shall remain in full force and effect for the term provided for therein.

Section 12.6    No Third-Party Beneficiaries. Except to the extent provided for in ARTICLE XI (the provisions of which shall inure to the benefit of all Purchaser Indemnified Parties and Seller Indemnified Parties), this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except to the extent provided for in ARTICLE XI, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Sellers or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 12.7    Public Disclosure. Following the execution of this Agreement, Purchaser may issue a press release in substantially the form presented to and approved by Benuvia prior to the date hereof, with such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary and except as provided in the foregoing sentence, each Party hereby agrees with the other Party that no press release or similar public announcement or communication shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release, announcement or communication, such consent not to be unreasonably withheld or delayed; provided, however, the provisions of this Section 12.7 shall not prohibit (i) any disclosure required to comply with the requirements of any applicable Laws (in which case such Party shall notify the other Party promptly and shall use commercially reasonable efforts to provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be) and (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated herein.
Section 12.8    Confidentiality; Return of Information.
(a)    From and after the Closing, the Confidentiality Agreement, to the extent it restricts disclosure or use of Purchased Assets or any Confidential Information included in the Purchased Assets by Purchaser, is hereby amended such that it ceases to do so.

(b)    From and after the Closing, the Sellers shall, and shall cause its Affiliates to, keep confidential and not use, (i) any Confidential Information and (ii) any information received from Purchaser or a designee in the context of Purchaser’s performance of its obligations under this Agreement, including all Know-How included in the Seller IP, and the Sellers shall be deemed to be the recipient of all information described in clauses (i) and (ii).

(c)    The recipient of Confidential Information shall be under no obligation with respect to any information which: (i) at the time of disclosure is available to the public; or (ii) after disclosure becomes available to the public through no fault of the recipient, provided that the obligation of the recipient shall cease only after the date on which such information has become available to the public; or (iii) the recipient can demonstrate through tangible evidence was in its possession before receipt from the disclosing party; or (iv) is disclosed to the recipient without restriction on disclosure by a Third Party who has the lawful right to disclose such information.

Section 12.9    Equitable Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof or is otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives (i) any requirement that the non-breaching Party post a bond or other security as a condition for obtaining any such relief and (ii) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.
Section 12.10    Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs, fees and expenses.
Section 12.11    Governing Law; Jurisdiction; Venue and Service; Waiver of Jury Trial; Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)    Jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

(c)    Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

(e)    Waiver of Jury Trial. Each of the Parties irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(f)    Mandatory Mediation and Arbitration.

(i)    Notwithstanding any other provision of this Agreement, all disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance hereof, that are not resolved by mutual agreement of the Parties first shall be submitted to a mandatory, non-binding mediation proceeding (“Mandatory Mediation”) held in Boston, Massachusetts, which Mandatory Mediation shall be conducted before a single mediator selected by Purchaser. The Parties covenant and agree that they will submit to and participate in such Mandatory Mediation in good faith prior to instituting arbitration pursuant to Section 12.11(f)(ii) with respect to any indemnification claim or other legal proceeding against any other Party. Unless otherwise agreed to by the Parties, all costs of the Mandatory Mediation shall be shared equally by the Sellers, on the one hand, and Purchaser, on the other.

The “costs of the Mandatory Mediation” shall mean solely those fees and costs charged for the mediation proceeding and/or by the mediator.

(ii)    Notwithstanding any other provision of this Agreement, in the event of any controversy between the Parties hereto arising out of, or relating to, this Agreement, including any controversy concerning the negotiation, validity or enforceability of this Agreement and any dispute as to whether a particular controversy is subject to arbitration, but excluding any Patent Dispute (which shall be resolved as set forth in Section 8.2), which cannot be settled amicably by the Parties, such controversy or dispute shall be finally, exclusively and conclusively settled by mandatory arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”); provided that (A) notwithstanding the foregoing each Party hereto shall be entitled to seek a temporary restraining order and any other emergency injunctive relief, from a court of competent jurisdiction, restraining another Party from committing or continuing any violation of the provisions hereof until such time as the controversy is adjudicated in arbitration, and each Party waives any defense that a remedy at law would be adequate in any action or proceeding for specific performance or injunctive relief; and (B) monetary damages for any breach of this Agreement shall be determined pursuant to this Section 12.11(f). The controversy or dispute shall heard and determined by one independent arbitrator approved by the Sellers and Purchaser; provided that if the Parties have not selected an arbitrator within 30 days after the demand for arbitration is filed with the AAA, the arbitrator shall be appointed in accordance with the Rules. Either the Sellers or Purchaser may institute such arbitration proceeding by filing the required documents with the AAA and giving written notice to the other Party. A hearing shall be held by the arbitrator within 30 days of his or her appointment either remotely or at a location in Boston, Massachusetts that is mutually acceptable to the Parties. The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision that contains a detailed recital of the arbitrator’s legal reasoning. Such written decision shall remain confidential among the Parties hereto, and the arbitrator may issue orders to protect the confidentiality of the proprietary information, trade secrets and other confidential information of the parties hereto. The prevailing party in any controversy or dispute shall be entitled to recover all reasonable costs relating thereto, including, without limitation, reasonable attorney’s fees and costs, administrative fees of the AAA and compensation and expenses of the arbitrator. Judgment upon the award rendered may be entered in any court having jurisdiction thereof pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
Section 12.12    Counterparts. This Agreement may be executed in counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.13    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
Section 12.14    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.
PURCHASER:

Radius Pharmaceuticals, Inc.

By: /s/ G. Kelly Martin
Name:     G. Kelly Martin
Title:    Chief Executive Officer

SELLERS:

Fresh Cut Development, LLC

By: /s/ Todd C. Davis
Name:    Todd C. Davis
Title:    President and Chief Executive Officer

Benuvia Therapeutics Inc.

By: /s/ Todd C. Davis
Name:    Todd C. Davis
Title:    President and Chief Executive Officer

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

[*]

88798311_22

EXHIBIT B

Form of Patent Assignment

[*]

88798311_22

EXHIBIT C

Form of Supply and Development Agreement

[*]

88798311_22

EXHIBIT D

Form of Trademark Assignment

[*]

88798311_22

SELLER DISCLOSURE SCHEDULES

These Seller Disclosure Schedules are delivered pursuant to the Asset Purchase Agreement, dated as of December 30, 2020 (the “Agreement”), by and among Fresh Cut Development, LLC, a Delaware limited liability company (“Fresh Cut”), Benuvia Therapeutics Inc., a Delaware corporation (“Benuvia”), and Radius Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”).

The headings set forth herein are for convenience only and shall not affect the disclosures set forth herein. To the extent descriptions or summaries of documents or instruments are set forth herein, such descriptions or summaries are not necessarily complete but are meant to identify certain documents and instruments which may be reviewed for their complete terms or information.

Schedule 1.1(a)

Assigned Patents

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
62/004,495			United States	5/29/2014	Cannabidiol Formulations	Expired		Fresh Cut
62/154,660			United States	4/29/2015	Stable Cannabinoid Formulations	Expired		Fresh Cut
PCT/US15/32955	WO 2015/184127		International	5/28/2015	Stable Cannabinoid Formulations	Entered National Stage 11/24/2016	Aqueous formulation Hydroalcoholic formulation Lipid formulation Methods of use for various indications (No PWS)	Fresh Cut
2

2015266897	AU 2015266897	AU2015266897	Australia	5/28/2015	Stable cannabinoid formulations	Granted	Hydroalcoholic formulation Methods of use for various indications (No PWS)	Fresh Cut
2950424	CA 2950424		Canada	5/28/2015	Stable cannabinoid formulations	Pending	Aqueous formulation Hydroalcoholic formulation Lipid formulation Methods of use for various indications (No PWS)	Fresh Cut

3

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
201580041466	CN 106999598		China	5/28/2015	Stable cannabinoid formulations	Pending	Lipid formulation Methods of use for various indications (No PWS)	Fresh Cut
15800669	EP 3148589		Europe	5/28/2015	Stable cannabinoid formulations	Pending	Aqueous formulation (No PWS)	Fresh Cut
2016569911	JP 2017519742	JP6659933B2	Japan	5/28/2015	Stable cannabinoid formulations	Granted	Hydroalcoholic formulation Methods of use for various indications (No PWS)	Fresh Cut
249197	IL 249197		Israel	5/28/2015	Stable cannabinoid formulations	Pending	Hydroalcoholic formulation Methods of use for various indications (No PWS)	Fresh Cut
4

2016015636	MX 2016/015636		Mexico	5/28/2015	Stable cannabinoid formulations	Pending	Hydroalcoholic formulation Methods of use for various indications (No PWS)	Fresh Cut
726746	NZ 726746	NZ726746	New Zealand	5/28/2015	Stable cannabinoid formulations	Accepted	MCT formulation Methods of use for various indications (No PWS)	Fresh Cut

5

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
763449 (DIV of 726746)			New Zealand	4/9/2020	Stable cannabinoid formulations	Pending	Aqueous formulation Hydroalcoholic formulation Lipid formulation Methods of use for various indications (No PWS)	Fresh Cut
2016/08209			South Africa	5/28/2015	Stable cannabinoid formulations	Pending	Aqueous formulation Hydroalcoholic formulation Lipid formulation Methods of use for various indications (No PWS)	Fresh Cut
14/724,351	US 20150343071		United States	5/28/2015	Stable cannabinoid formulations	Pending	Hydroalcoholic formulation (No PWS)	Fresh Cut
6

14/815,936	US 20150342902	United States	7/31/2015	Stable cannabinoid formulations	Pending	MCT formulation (No PWS)	Fresh Cut
15/166,476	US 20160271252	United States	5/27/2016	Stable cannabinoid formulations	Pending	MCT formulation MCT formulation with ethanol (PWS disclosed)	Fresh Cut

7

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
PCT/US2016/034565	WO 2016/191651		International	5/27/2016	Stable cannabinoid formulations	Entered National Stage 06/11/2017	Lipid formulation MCT formulation Method of use for various indications (PWS disclosed)	Fresh Cut
15/253,010	US 20160367496		United States	8/31/2016	Stable cannabinoid formulations	Pending	MCT formulation Treatment resistant seizure disorders pK data from clinical trial (PWS disclosed)	Fresh Cut
8

2016267585	AU 2016267585	Australia	11/28/2017	Stable cannabinoid formulations	Pending	Lipid formulation MCT formulation Methods of use for various indications (PWS disclosed)	Fresh Cut
2986268	CA 2986268	Canada	4/27/2017	Stable cannabinoid formulations	Pending	Lipid formulation MCT formulation Methods of use for various indications (PWS disclosed)	Fresh Cut

9

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
16800777	EP 3302437		Europe	4/27/2017	Stable cannabinoid formulations	Pending	MCT formulation Methods of use for various indications (PWS disclosed)	Fresh Cut
2018513742	JP 2018-516281		Japan	11/28/2017	Stable cannabinoid formulations	Pending	MCT formulation Methods of use for various indications (PWS disclosed)	Fresh Cut
15/499,178	US 20170224634		United States	4/27/2017	Stable cannabinoid formulations	Pending	MCT formulation Prader-Willi	Fresh Cut
PCT/US2017/029843	WO 2017/204986		International	4/27/2017	Stable cannabinoid formulations	Entered National Stage 11/26/2018	MCT formulation Methods of use for various indications, including PWS	Fresh Cut
3025702	CA 3025702		Canada	11/28/2017	Stable cannabinoid formulations	Pending	MCT formulation Methods of use for various indications, including PWS	Fresh Cut
10

17803241	EP 3462885	Europe	11/28/2017	Stable cannabinoid formulations	Pending	MCT formulation Methods of use for various indications, including PWS	Fresh Cut
15/712,515	US 20180028489	United States	9/22/2017	Stable cannabinoid formulations	Pending	Methods of treating Prader- Willi MCT formulation (Infantile spasms & CAE disclosed)	Fresh Cut

11

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
PCT/US2017/052897	WO 2018/200024		International	9/22/2017	Stable cannabinoid formulations	Entered National Stage 10/25/2019	Methods of treating Prader- Willi Lipid formulation MCT formulation (Infantile spasms & CAE disclosed)	Fresh Cut
12

3,062,814	CA 3062814	Canada	10/25/2019	Stable cannabinoid formulations	Pending	Methods of treating Prader- Willi Lipid formulation MCT formulation (Infantile spasms & CAE disclosed)	Fresh Cut
2017907335	EP 3615079	Europe	10/28/2019	Stable cannabinoid formulations	Pending	Methods of treating Prader- Willi, Infantile spasms or CAE Aqueous formulation Hydroalcoholic formulation Lipid formulation MCT formulation	Fresh Cut

13

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
2019558668			Japan	11/27/2019	Stable cannabinoid formulations	Pending	Methods of treating Prader- Willi, Infantile Spasms or CAE Aqueous formulation Hydroalcoholic formulation Lipid formulation MCT formulation	Fresh Cut

14

Schedule 1.1(b)

CBD

15

Schedule 1.1(b)

Existing API DMFs

1.DMF 28255 for old process CBD API

2.DMF 32552 for new process CBD API

16

Schedule 1.1(c)

Knowledge of Seller

[*]

17

Schedule 2.1(a)

Seller IP

1.The Patents listed on Schedule 4.7(a)(i).

2.The Trademarks listed on Schedule 4.7(a)(ii).

18

Schedule 2.1(d)

Assumed Contracts

[*]

19

Schedule 4.3

No Conflict

[*]

20

Schedule 4.7(a)

Registered Intellectual Property

(i)
See Schedule 1.1(a)
(ii) Patents None.
Trademarks

21

Trademark	Application Filing Date	Application Number	Registration Number	Registration Date	Owner of Record	Goods and Services
SYNCAN™ Lapsed ITU application lapsed due to no use within statutory timeline. Refiled as the below ITU application	6/24/2016	87082849	N/A	N/A	FRESH CUT DEVELOPMENT, LLC
Pharmaceutical preparation for the treatment of epilepsy, Prader-Willi syndrome, obesity, graft versus host disease, gelastic seizures/hypothalamic hamartoma, neonatal seizures, movement disorders including dystonia, central pain syndromes, phantom limb pain, multiple sclerosis, traumatic brain injury, radiation therapy, acute and chronic graft versus host disease, T-cell autoimmune disorders, colitis, Dravet Syndrome, Lennox Gastaut Syndrome, mycolonic seizures, juvenile mycolonic epilepsy, refractory epilepsy, schizophrenia, juvenile spasms, West syndrome, infantile spasms, refractory infantile spasms, tubular sclerosis complex, brain tumors, neuropathic pain, cannabis use disorder, post-traumatic stress disorder, anxiety, early psychosis, Alzheimer's Disease, autism, acne, Parkinson's disease, social anxiety disorder, depression, chemotherapy-induced peripheral neuropathy (CIPN), Rett syndrome, and withdrawal from opioids, cocaine, heroin, amphetamines, and nicotine.

22

Trademark	Application Filing Date	Application Number	Registration Number	Registration Date	Owner of Record	Goods and Services
SYNCAN™ Pending Published for opposition	1/15/2020	88760408			FRESH CUT DEVELOPMENT, LLC
Pharmaceutical preparation for the treatment of epilepsy, Prader-Willi syndrome, obesity, graft versus host disease, gelastic seizures and seizures related to hypothalamic hamartoma, neonatal seizures, movement disorders including dystonia, central pain syndromes, phantom limb pain, multiple sclerosis, traumatic brain injury, injury caused by radiation therapy, acute and chronic graft versus host disease, T-cell autoimmune disorders, colitis, Dravet Syndrome, Lennox Gastaut Syndrome, mycolonic seizures, juvenile mycolonic epilepsy, refractory epilepsy, schizophrenia, juvenile spasms, West syndrome, infantile spasms, refractory infantile spasms, tubular sclerosis complex, brain tumors, neuropathic pain, cannabis use disorder, post-traumatic stress disorder, anxiety, early psychosis, Alzheimer's Disease, autism, acne, Parkinson's disease, social anxiety disorder, depression, chemotherapy- induced peripheral neuropathy (CIPN), Rett syndrome, and withdrawal from opioids, cocaine, heroin, amphetamines, and nicotine

(iii) Background IP
23

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
62/846,279			United States	5/10/2019	Methods of manufacturing cannabidiol and intermediates of manufacturing cannabidiol	Expired	CBD Manufacturing process	Fresh Cut

24

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
16/870,637	US 20200354297		United States	5/8/2020	Methods of manufacturing cannabidiol or cannabidivarin and intermediates of manufacturing cannabidiol or cannabidivarin	Pending	CBD Manufacturing process	Fresh Cut
PCT/IB2020/000365	WO2020229891		International	5/8/2020	Methods of manufacturing cannabidiol or cannabidivarin and intermediates of manufacturing cannabidiol or cannabidivarin	Pending	CBD Manufacturing process	Fresh Cut
25

62/847,991		United States	5/15/2019	Self- emulsifying cannabidiol formulations	Expired	CBD composition Methods of use for various indications, including PWS	Fresh Cut
16/874,225	US 20200360286	United States	5/15/2020	Self- emulsifying cannabidiol formulations	Pending	CBD composition Methods of use for various indications, including PWS	Fresh Cut
PCT/IB2020/000610		International	5/15/2020	Self- emulsifying cannabidiol formulations	Pending	CBD composition Methods of use for various indications, including PWS	Fresh Cut

26

APPLICATION NO.	PUBLICATION NO.	PATENT NO.	COUNTRY	FILING DATE	TITLE	STATUS	COVERAGE	OWNER
62/856,526			United States	6/3/2019	Cannabidiol nanocrystal compositions	Expired	CBD composition A process for producing a CBD composition Method of use for a variety of indications, including PWS	Fresh Cut
16/874,300	US 20200375911		United States	5/14/2020	Cannabidiol nanocrystal compositions	Pending	CBD composition A process for producing a CBD composition Method of use for a variety of indications, including PWS	Fresh Cut
PCT/IB2020/000474	WO/2020/245662		International	5/14/2020	Cannabidiol nanocrystal compositions	Pending	CBD composition A process for producing a CBD composition Method of use for a variety of indications, including PWS	Fresh Cut
27

28

Schedule 4.7(b)

IP Docket and Law Firms

29

Docketing Event Date	Docketing Event	Reference Number	Description/Title	Country	Status	Patent Application Number
01/13/2021	Respond to Office Action - CTFR	15/166,476	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	15/166,476
01/21/2021	Respond to Office Action - CTFR	15/712,515	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	15/712,515
01/25/2021	Response to supplementary search report	EP17907335	Stable Cannabinoid Formulations	EPO	Active	17907335.8
02/17/2021	Respond to Office Action - CTNF	14/815,936	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	14/815,936
02/25/2021	Response to supplementary search report	EP17907335	Stable Cannabinoid Formulations	EPO	Active	17907335.8
03/25/2021	Response to supplementary search report	EP17907335	Stable Cannabinoid Formulations	EPO	Active	17907335.8
03/28/2021	Renewal Reminder	ZA2016/08209	Stable Cannabinoid Formulations	South Africa	Active	ZA2016/08209
04/13/2021	Final Response to Office Action	15/166,476	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	15/166,476
04/20/2021	Final Response to Office Action	15/712,515	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	15/712,515
04/28/2021	Renewal Reminder	ZA2016/08209	Stable Cannabinoid Formulations	South Africa	Active	ZA2016/08209
05/17/2021	Final Response to Office Action	14/815,936	STABLE CANNABINOID FORMULATIONS	United States	e-Office Action Received	14/815,936
05/28/2021	Renewal	ZA2016/08209	Stable Cannabinoid Formulations	South Africa	Active	ZA2016/08209

30

APPLICATION NO.	LAW FIRM	CONTACT
62/004,495	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
62/154,660	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
PCT/US15/32955	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
2015266897	Davies Collison Cave Pty Ltd 1 Nicholson Street Melbourne, VIC 3000 AUSTRALIA https://dcc.com/	Sally Davis SDavis@davies.com.au Alex Tzanidis ATzanidis@davies.com.au
2950424	Bereskin & Parr LLP Scotia Plaza, 40 King Street West, 40th Floor Toronto, ON M5H 3Y2 Canada https://www.bereskinparr.com/	David St. Martin dstmartin@bereskinparr.com Katrina Arguin karguin@bereskinparr.com
201580041466	YUHONG IP LAW FIRM Suite 1630, South Wing, Central Tower, Junefield Plaza 10 Xuanwumenwai Street, Xicheng District Beijing 100052, China www.yuhongip.com	Ms. Shuang Wen liwangfang@yuhongip.com
15800669	Elkington and Fife LLP Prospect House, 8 Pembroke Road Sevenoaks, Kent TN13 1XR https://www.elkfife.com/	Oliver Kingsbury Oliver.Kingsbury@elkfife.com Andy Nicoll Andy.Nicoll@elkfife.com Kelci Carter Kelci.Carter@elkfife.com
2016569911	KAWAGUTI & PARTNERS https://www.kawaguti.gr.jp/	Ms. Naoko KOJI Katsumasa OSAKI kawapatc@kawaguti.gr.jp
31

249197	Reinhold Cohn Group 26A Habarzel St. Tel Aviv, 6971037, Israel https://www.rcip.co.il/en/	Yigal Fraenkel Ph.D. yifraenkel@rcip.co.il Michael Elgrecie mibenavi@rcip.co.il
2016015636	BC&B Leibnitz 117 PH1, Col. Anzures Del. Miguel Hidalgo, C.P. 11590, Ciudad de México bcb.com.mx	Sandra Guerrero Rivera sguerrero@bcb.com.mx

32

APPLICATION NO.	LAW FIRM	CONTACT
726746	Davies Collison Cave Pty Ltd 1 Nicholson Street Melbourne, VIC 3000 AUSTRALIA https://dcc.com/	Sally Davis SDavis@davies.com.au Alex Tzanidis ATzanidis@davies.com.au
763449 (DIV of 726746)	Davies Collison Cave Pty Ltd 1 Nicholson Street Melbourne, VIC 3000 AUSTRALIA https://dcc.com/	Sally Davis SDavis@davies.com.au Alex Tzanidis ATzanidis@davies.com.au
2016/08209	Adams & Adams Lynnwood Bridge, 4 Daventry Street Lynnwood Manor, Pretoria 0081, South Africa https://www.adams.africa/firm-overview/	Dario Tanziani Dario.Tanziani@adams.africa
14/724,351	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
14/815,936	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
15/166,476	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
PCT/US2016/034565	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
15/253,010	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
33

2016267585	Davies Collison Cave Pty Ltd 1 Nicholson Street Melbourne, VIC 3000 AUSTRALIA https://dcc.com/	Sally Davis SDavis@davies.com.au Alex Tzanidis ATzanidis@davies.com.au
2986268	Bereskin & Parr LLP Scotia Plaza, 40 King Street West, 40th Floor Toronto, ON M5H 3Y2 Canada https://www.bereskinparr.com/	David St. Martin dstmartin@bereskinparr.com Katrina Arguin karguin@bereskinparr.com

34

APPLICATION NO.	LAW FIRM	CONTACT
16800777	Elkington and Fife LLP Prospect House, 8 Pembroke Road Sevenoaks, Kent TN13 1XR https://www.elkfife.com/	Oliver Kingsbury Oliver.Kingsbury@elkfife.com Andy Nicoll Andy.Nicoll@elkfife.com Kelci Carter Kelci.Carter@elkfife.com
2018513742	KAWAGUTI & PARTNERS https://www.kawaguti.gr.jp/	Ms. Naoko KOJI Katsumasa OSAKI kawapatc@kawaguti.gr.jp
15/499,178	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
PCT/US2017/029843	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
3025702	Bereskin & Parr LLP Scotia Plaza, 40 King Street West, 40th Floor Toronto, ON M5H 3Y2 Canada https://www.bereskinparr.com/	David St. Martin dstmartin@bereskinparr.com Katrina Arguin karguin@bereskinparr.com
17803241	Elkington and Fife LLP Prospect House, 8 Pembroke Road Sevenoaks, Kent TN13 1XR https://www.elkfife.com/	Oliver Kingsbury Oliver.Kingsbury@elkfife.com Andy Nicoll Andy.Nicoll@elkfife.com Kelci Carter Kelci.Carter@elkfife.com
15/712,515	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
35

PCT/US2017/052897	KW LAW 6122 N. 7th Street Suite D Phoenix, AZ 85014 https://kwlaw.co/	Marie Aucoin marie@kwlaw.co 617 501 9560
3,062,814	Bereskin & Parr LLP Scotia Plaza, 40 King Street West, 40th Floor Toronto, ON M5H 3Y2 Canada https://www.bereskinparr.com/	David St. Martin dstmartin@bereskinparr.com Katrina Arguin karguin@bereskinparr.com

36

APPLICATION NO.	LAW FIRM	CONTACT
2017907335	Elkington and Fife LLP Prospect House, 8 Pembroke Road Sevenoaks, Kent TN13 1XR https://www.elkfife.com/	Oliver Kingsbury Oliver.Kingsbury@elkfife.com Andy Nicoll Andy.Nicoll@elkfife.com Kelci Carter Kelci.Carter@elkfife.com
2019558668	KAWAGUTI & PARTNERS https://www.kawaguti.gr.jp/	Ms. Naoko KOJI Katsumasa OSAKI kawapatc@kawaguti.gr.jp

37

Schedule 4.7(c)

IP Contracts

[*]

38

Schedule 4.8

Inventory

[*]

39

Schedule 6.1

Assignable Necessary Contracts

[*]

40

Schedule 7.2

Non-Assignable Necessary Contracts

[*]

41

Schedule 9.2(c)

Required Consents

[*]
88798311_22